Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

THE TORONTO-DOMINION BANK,

EMPIRE MERGER SUB, INC.

AND

EPOCH HOLDING CORPORATION

DATED AS OF DECEMBER 6, 2012

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4.18.	Certain Contracts	22
4.19.	Company Information	23
4.20.	Property	24
4.21.	Insurance	24
4.22.	Environmental Liability	24
4.23.	Opinion Of Financial Advisor	25
4.24.	Intellectual Property	25
4.25.	Transactions with Affiliates	25
4.26.	Labor Matters	25
4.27.	No Other Representations or Warranties	26

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT		26

5.1.	Corporate Organization	26
5.2.	Authority; No Violation	26
5.3.	Consents and Approvals	27
5.4.	Broker’s Fees	27
5.5.	Available Funds	27
5.6.	Parent Information	27
5.7.	No Other Representations or Warranties	27

ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS		28

6.1.	Conduct of Business Prior to the Effective Time	28
6.2.	Company Forbearances	28

ARTICLE VII ADDITIONAL AGREEMENTS		31

7.1.	Access to Information	31
7.2.	Stockholder Approval	32
7.3.	Proxy Statement	33
7.4.	Acquisition Proposals	34
7.5.	Reasonable Efforts	36
7.6.	Employees; Employee Benefit Plans	37
7.7.	Indemnification; Directors’ and Officers’ Insurance	39
7.8.	Advice of Changes	40
7.9.	Financial Statements and Other Current Information; Revenue Run Rate Reports	40
7.10.	Takeover Laws	41
7.11.	Stockholder Litigation	41
7.12.	Client Consents	41
7.13.	NASDAQ Delisting	46
7.14.	Section 16 Matters	46
7.15.	Section 15(f)	46

ARTICLE VIII CONDITIONS PRECEDENT		47

8.1.	Conditions to Each Party’s Obligation to Effect the Merger	47
8.2.	Conditions to Obligations of Parent	47
8.3.	Conditions to Obligations of the Company	48

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ARTICLE IX TERMINATION AND AMENDMENT		49

9.1.	Termination	49
9.2.	Effect of Termination	50
9.3.	Amendment	51
9.4.	Extension; Waiver	51

ARTICLE X GENERAL PROVISIONS		52

10.1.	Nonsurvival of Representations, Warranties and Agreements	52
10.2.	Expenses	52
10.3.	Notices	52
10.4.	Certain Definitions	53
10.5.	Interpretation	57
10.6.	Counterparts	57
10.7.	Entire Agreement	58
10.8.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	58
10.9.	Specific Performance	58
10.10.	Severability	59
10.11.	Publicity	59
10.12.	Assignment; Third Party Beneficiaries	59
10.13.	Construction	60

Annex I	Amended and Restated Certificate of Incorporation of Epoch Holding Corporation

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INDEX OF DEFINED TERMS

Acquisition Proposal	35
Advisers Act	53
affiliate	53
Agreement	1
Assets Under Management	53
Base Client Run Rate	54
Base Client Run Rate Schedule	18
Base Date	54
Book-Entry Shares	5
Business Day	54
Certificate of Merger	2
Certificates	5
Change in Company Recommendation	32
Client	54
Client Consent	54
Client Notice	41
Closing	2
Closing Client Run Rate	54
Closing Date	2
Code	13
Common Stock	3
Company	1
Company Board	1
Company Contract	23
Company Disclosure Schedule	7
Company Employees	15
Company Option	3
Company Recommendation	32
Company Reports	10
Company Restricted Share	4
Company Stock Plan	3
Company Stockholder Approval	17
Company Stockholders Meeting	32
Confidentiality Agreement	32
Contract	9
control	55
DGCL	1
Dissenting Shares	4
dollars	58
Effective Time	2
End Date	49
Environmental Laws	24
ERISA	15
ERISA Affiliate	16
ERISA Client	21

Exchange Act	10
Excluded Client	55
Exempt Fund Client	55
Exempt Sub-Advised Fund	55
Foreign Corrupt Practices Act	18
Fund Board Approval	55
Funds	55
Governmental Entity	10
HSR Act	10
HSR Condition	47
Indemnified Parties	39
Insurance Amount	40
Intellectual Property	25
Investment Company Act	55
Investment Management Services	55
Investment Management Subsidiary	55
knowledge	58
Law	9
Leases	24
Liens	8
Management Contract	56
Material Adverse Effect	56
Materials of Environmental Concern	56
Merger	1
Merger Consideration	3
Merger Sub	1
Negative Consent Notice	42
Notice Period	33
Opinion	26
Option Consideration	4
Parent	1
Parent Material Adverse Effect	56
Parent Plans	37
Paying Agent	5
Permit	17
person	57
Plan	15
PPM	21
Preferred Stock	7
Proxy Statement	10
Public Fund	56
QPAM Exemption	21
Representatives	31
Requisite Regulatory Approvals	47
Revenue Run Rate	57

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Run Rate Report	41
Securities Act	10
Shares	3
Specified Stockholders	1
Sub-Advised Fund	57
Sub-Advised Fund Board	57
Subsidiary	57
Superior Proposal	35
Superior Proposal Notice Period	35

Surviving Company	2
Tax	15
Tax Return	15
Taxes	15
Termination Payment	50
Transferred Employees	37
U.S. GAAP	56
UCITS	57
Voting and Support Agreements	1

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 6, 2012 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and between The Toronto-Dominion Bank, a Canadian chartered bank (“Parent”), Empire Merger Sub, Inc., a Delaware corporation and a Subsidiary of Parent (“Merger Sub”) and Epoch Holding Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth herein, Merger Sub shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, the Company and its stockholders and (iii) resolved to recommend that the Company’s stockholders adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Merger Sub and the stockholder of Merger Sub;

WHEREAS, Parent, Merger Sub and certain stockholders of the Company (the “Specified Stockholders”) have entered into Voting and Support Agreements, dated as of the date hereof (the “Voting and Support Agreements”), providing that, among other things, subject to the terms and conditions set forth therein, the Specified Stockholders will support the Merger and the other transactions contemplated hereby, including by voting to adopt this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and subject to the conditions set forth herein, the parties agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Company”) in the Merger, and shall continue its corporate existence under the Laws of the State of Delaware.

1.2. Effective Time. On the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by executing, delivering and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and other applicable Delaware Law and shall make such other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

1.3. Closing of the Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (New York City time) on (i) a date specified by Parent that is no later than the date that is the third (3rd) Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VIII hereof, other than conditions which by their terms are to be satisfied at Closing or (ii) such other date or time as the parties may mutually agree (the date on which the Closing occurs, the “Closing Date”). The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed upon in writing by the parties.

1.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the foregoing and subject to the foregoing, at the Effective Time, all of the property, assets, rights, privileges, immunities, powers and franchises of Merger Sub and the Company shall vest in the Surviving Company and all of the debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Company.

1.5. Certificate of Incorporation. The certificate of incorporation of the Company, as in effect as of immediately prior to the Effective Time, shall by virtue of the Merger be amended and restated as of the Effective Time so as to read in its entirety as set forth in Annex I, and as so amended and restated shall be the certificate of incorporation of the Surviving Company following the Merger until thereafter amended in accordance with the provisions thereof and of applicable Law.

1.6. Bylaws. The bylaws of the Company, as in effect as of immediately prior to the Effective Time, shall by virtue of the Merger be amended and restated as of the Effective Time so as to read in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Company shall be “Epoch Holding Corporation”, and as so amended and restated shall be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of the Surviving Company and of applicable Law.

1.7. Board of Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as amended as of the Effective Time, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

1.8. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as amended as of the Effective Time, until their respective successors are duly appointed, or their earlier death, resignation or removal.

ARTICLE II

CONSIDERATION

2.1. Effect on Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”):

(a) Other than Shares held in trust accounts, managed accounts, brokerage accounts and the like, or otherwise held in a fiduciary, advisory or agency capacity, for the benefit of customers, clients or mutual funds or other pooled investment vehicles, all shares of Common Stock that are (i) owned directly by the Company or (ii) owned directly by Merger Sub shall be cancelled and retired and no cash or other consideration shall be delivered in exchange therefor. All shares of Common Stock that are owned by any wholly owned Subsidiary of the Company, by Parent or by any wholly owned Subsidiary of Parent (other than any Subsidiary of Parent described in Section 2.1(a)(ii)) other than shares of Common Stock held in trust accounts, managed accounts, brokerage accounts and the like, or otherwise held in a fiduciary, advisory or agency capacity, for the benefit of customers, clients or mutual funds or other pooled investment vehicles, shall remain outstanding, and no cash or other consideration shall be delivered in exchange therefor.

(b) Except as otherwise provided in Section 2.1(a), each share of Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and converted into the right to receive $28.00 in cash (the “Merger Consideration”), without interest.

2.2. Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares, the shares of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall (in consideration for the shares of Merger Sub and the payment of the Merger Consideration) be converted into and become a number of shares of common stock of the Surviving Company equal to the number of shares of Common Stock of the Company which were cancelled pursuant to Sections 2.1(a) or 2.1(b) above.

2.3. Treatment of Options and Other Stock Based Awards. (a) At the Effective Time, each outstanding option to purchase shares of Common Stock (each a “Company Option”) granted pursuant to the Company’s Amended and Restated 2004 Omnibus Long-Term Incentive Compensation Plan or any other plan or arrangement (collectively, the “Company Stock Plan”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall not be assumed by Parent and automatically shall be terminated at the Effective Time and converted into the right of the holder thereof to receive, in full satisfaction of the Company’s obligations with respect to any such Company Option, as of the Effective Time, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (x) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Option and (y) the number (determined without reference to vesting requirements or other limitations on exercisability) of shares of Common Stock issuable upon exercise of such Company Option (the “Option Consideration”). For the avoidance of doubt, Parent and the Company acknowledge and agree that any Company Option that is outstanding immediately prior to the Effective Time and has an exercise price greater than the Merger Consideration shall expire upon the Effective Time without being converted into the right to receive any consideration in respect thereof. Notwithstanding the foregoing, the Company shall, as required by the terms of the Company Stock Plan, provide each holder of outstanding Company Options written notice of the Merger a reasonable period of time prior to the Effective Time in order that any holder of a Company Option has a reasonable period of time in which to exercise in full all such Company Options prior to the Effective Time.

(b) At the Effective Time, each share of Common Stock granted subject to vesting or other lapse restrictions (each, a “Company Restricted Share”) pursuant to the Company Stock Plan which is outstanding immediately prior to the Effective Time shall not be assumed by Parent and as such shall become fully vested immediately prior to the Effective Time, such that each such share of Common Stock shall be outstanding immediately prior to the Effective Time and otherwise treated in accordance with the provisions of Section 2.1 above.

2.4. Withholding. Parent or any of its Subsidiaries and the Paying Agent shall be entitled to deduct and withhold from any payment otherwise payable pursuant to the Merger such amounts as are required to be deducted and withheld with respect to such payment under all applicable Tax laws. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the recipient of the payment in respect of which such deduction and withholding was made.

2.5. Certain Adjustments. Notwithstanding anything herein to the contrary but without limiting the effect of Sections 8.2(a) and 8.2(b), if: between the date of this Agreement and the Effective Time, the number of Shares or the number of shares of Common Stock issuable upon conversion, exchange or exercise of any issued and outstanding securities of the Company or any of its Subsidiaries are changed into a different number or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or non-cash distribution, recapitalization, or other similar transaction, then the Merger Consideration and any other dependent items, as applicable, shall be appropriately and proportionately adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, as applicable. For avoidance of doubt, the payment of the special dividend described in Section 6.2(a) shall not result in any adjustment of the Merger Consideration pursuant to this Section 2.5.

2.6. Dissenting Shares. (a) Notwithstanding anything to the contrary contained herein, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and as to which the holders thereof have properly demanded appraisal in accordance with Section 262 of the DGCL and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted as provided in Section 2.1, and such holders shall be entitled only to such rights and payments as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, each of such holder’s Dissenting Shares shall thereupon be deemed to have been eligible for conversion as provided in Section 2.1 and to have been converted at the Effective Time into the right to receive the Merger Consideration as provided in Section 2.1, without interest and after giving effect to any required Tax withholdings as provided herein, and such holder thereof shall cease to have any other rights with respect thereto.

(b) The Company shall give Parent (i) prompt notice of any written notices received by the Company with respect to any intent to demand, or written demands for, appraisal with respect to any shares of Common Stock, attempts to withdraw such notices or demands and any other instruments or notices served pursuant to Section 262 of the DGCL or other applicable Law relating to stockholders’ appraisal rights and (ii) the right to participate in all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL or other applicable Law relating to stockholders’ appraisal rights. The Company shall not, except with the prior written consent of Parent or as otherwise required by an order of a Governmental Entity of competent jurisdiction, make any payment or other commitment with respect to any such demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE III

PAYMENT OF MERGER CONSIDERATION

3.1. Parent to Make Merger Consideration Available. At or immediately prior to the Effective Time, Parent or one of its Subsidiaries shall deposit, or shall cause to be deposited, with a paying agent selected by Parent (subject to the consent, not to be unreasonably withheld, of the Company) (the “Paying Agent”), for the benefit of the holders of certificates that immediately prior to the Effective Time evidenced shares of Common Stock (the “Certificates”) and the holders of uncertificated shares of Common Stock (“Book-Entry Shares”), for exchange in accordance with this Article III cash sufficient to pay the aggregate Merger Consideration pursuant to Section 2.1.

3.2. Exchange of Certificates. (a) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate and, if applicable, each holder of Book-Entry Shares immediately prior to the Effective Time whose shares of Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.1 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender of a Certificate for exchange and cancellation to the Paying Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Common Stock formerly represented by such Certificate and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates.

(b) As soon as reasonably practicable after the Effective Time, or, if applicable, receipt by the Paying Agent of a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Paying Agent shall issue and deliver to each holder of Book-Entry Shares a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1 of this Agreement in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest will be paid or accrued for the benefit of holders of Book-Entry Shares on the Merger Consideration payable in respect of such Book-Entry Shares.

(c) If the payment of the Merger Consideration is to be made to a person other than the registered holder of the Certificate surrendered in exchange therefor or the registered holder of Book-Entry Shares, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer or such Book-Entry Shares shall be properly transferred, and that the person requesting such payment shall pay to the Paying Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes have been paid or are not payable.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Paying Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

(e) Any portion of the property deposited with the Paying Agent pursuant to Section 3.1 (including interest thereon) that remains unclaimed by the stockholders of the Company for six (6) months after the Effective Time shall be paid, at the request of Parent, to or as directed by Parent. Any stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the Merger Consideration in respect of each share of Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, the Company, the Paying Agent or any other person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent or one of its Subsidiaries may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the Company Reports filed with, or furnished to, the SEC since July 1, 2012 and prior to the date hereof (other than such disclosures in such Company Reports (a) contained in the “Risk Factors” and “Forward Looking Statements” sections thereof or (b) otherwise predictive or forward looking in nature) (it being acknowledged that this clause (i) shall not apply to any of Sections 4.2, 4.3, 4.7 and 4.8(i)) or (ii) set forth on the disclosure schedule delivered by the Company to Parent and Merger Sub contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1. Corporate Organization. (a) The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware. The Company is in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have, individually or in the aggregate, a Material Adverse Effect. The certificate of incorporation and bylaws of the Company, copies of which have been made available to Parent, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

(b) Section 4.1 of the Company Disclosure Schedule sets forth, as of the date hereof, each Subsidiary of the Company and all other entities in which the Company or any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or equity interests (other than any shares of capital stock or equity interests held in trust accounts, managed accounts, brokerage accounts and the like, or otherwise held in a fiduciary, advisory or agency capacity for the benefit of customers, clients or mutual funds or other pooled investment vehicles). Each Subsidiary of the Company (i) is duly organized and validly existing as a corporation, partnership or other entity and is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate or other power and authority to own or lease its properties, rights and assets and to carry on its business as now conducted, except where the failure to be so licensed, qualified or in good standing would not have, individually or in the aggregate, a Material Adverse Effect. The certificate of incorporation, bylaws and similar governing documents of each Subsidiary of the Company, copies of which have been made available to Parent, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

4.2. Capitalization. (a) The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, $1.00 par value per share (the “Preferred Stock”). As of the date of this Agreement, there were 23,719,231 shares of Common Stock outstanding, no shares of Preferred Stock outstanding and 874,601 shares of Common Stock held in the Company’s treasury. No other shares of Common Stock or Preferred Stock were issued or outstanding. As of the date of this Agreement, no shares of Common Stock or Preferred Stock were reserved for issuance, except for an aggregate of 196,998 shares of Common Stock reserved for issuance upon the exercise of Company Options and the grant of Company Restricted Shares pursuant to the Company Stock Plan. All of the issued and outstanding shares of Common Stock are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of Common Stock (other than Shares held in trust accounts, managed accounts, brokerage accounts and the like, or otherwise held in a fiduciary, advisory or agency capacity, for the benefit of customers, clients or mutual funds or other pooled investment vehicles). Except as set forth in Section 4.2(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights, agreements or commitments of any character relating to the purchase or issuance of any shares of the capital stock of the Company or of any of its Subsidiaries or other equity securities of the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of the capital stock of the Company or any of its Subsidiaries (including any rights plan or agreement) or equity-based awards, nor is there any other agreement to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, vote, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities, stock-based performance units or other similar right, agreement, arrangement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) otherwise make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Subsidiaries or any other person.

(b) Section 4.2(b) of the Company Disclosure Schedule contains a list setting forth, as of the date of this Agreement, all outstanding Company Options and Company Restricted Shares and all other equity or equity-based awards relating to Common Stock, the names of the optionees or grantees thereof, identification of any such optionees or grantees that are not current or former employees, directors or officers of the Company or its Subsidiaries, the date each such Company Option or other award was granted, the number of shares of Common Stock subject to each such Company Option or underlying each such other award. All Company Options have been granted with a per share exercise price at least equal to the fair market value of one share of Common Stock on the date of grant of each of the foregoing.

(c) Section 4.2(c) of the Company Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock or other equity interests and record and beneficial owners of such capital stock or other equity interests for each Subsidiary of the Company. Except as set forth in Section 4.2(c) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of and all other equity interests in each of the Company’s Subsidiaries, free and clear of any liens, licenses, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares or other equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(d) Except for the ownership of the Company’s Subsidiaries and for securities held, directly or indirectly, (x) in trust, managed, brokerage, custodial, nominee or other customer accounts or (y) in mutual funds, open or closed end investment funds or other pooled investment vehicles (including limited partnerships and limited liability companies) sponsored, managed and/or advised or sub-advised by the Company or its Subsidiaries (such securities held in the capacities described in clauses (x) and (y), “Client Securities”), the Company and its Subsidiaries do not beneficially own or control, directly or indirectly, shares of stock or other equity interests in the person identified on Section 4.2(d) of the Company Disclosure Schedule.

(e) The Company does not have outstanding any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote.

4.3. Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action of the Company and no other corporate or stockholder proceedings (subject, in the case of the consummation of the Merger, to the Company Stockholder Approval), on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of the Company or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents, approvals and waiting periods referred to in Section 4.4 are duly obtained or satisfied, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, award, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties, rights or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption, repayment or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any license, lease, agreement, contract, understanding, permit, concession, franchise, note, bond, mortgage, indenture, deed of trust or other instrument or obligation (each, a “Contract”) to which the Company or any of its

Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults or other events which would not have, individually or in the aggregate, a Material Adverse Effect.

4.4. Consents and Approvals. Except for (i) the Client Consents, (ii) the filing with the SEC of a proxy statement in definitive form relating to the Company Stockholders Meeting (the “Proxy Statement ”), (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such other Governmental Entities as required by the DGCL, (iv) the Company Stockholder Approval, (v) the other consents and approvals set forth in Section 4.4(v) of the Company Disclosure Schedule, (vi) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration or termination of any applicable waiting periods thereunder, and (vii) the consents, authorizations, approvals, filings and registrations of third parties, the failure of which to obtain or make would not have, individually or in the aggregate, a Material Adverse Effect, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) or of or with any other third party by and on behalf of the Company are necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation of the Merger and the other transactions contemplated hereby.

4.5. SEC Documents; Other Reports; Internal Controls. (a) The Company has filed all required reports, forms, schedules, registration statements and other documents with the SEC since June 30, 2009 (the “Company Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Company Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, applicable to such Company Reports, and none of the Company Reports when filed with the SEC, and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or

15(d) of the Exchange Act.

(b) The Company and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since June 30, 2009 with any Governmental Entity (other than the Company Reports) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of the Company and its Subsidiaries or as set forth in Section 4.5(b) of the Company Disclosure Schedule, since June 30, 2009, no Governmental Entity has initiated or threatened any proceeding with respect to or, to the knowledge of the Company, is contemplating an investigation into the business or operations of the Company or any of its Subsidiaries. Except as set forth in Section 4.5(b) of the Company

Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Entity of, the Company or any of its Subsidiaries.

(c) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board and in Section 4.5(c) of the Company Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP.

(e) The Company has established and maintains disclosure controls and procedures (within the meaning of Rules 13a-15 and 15d-15 of the Exchange Act), and such controls and procedures are reasonably designed to ensure that material information relating to the Company and its Subsidiaries required to be disclosed by the Company in reports filed or furnished pursuant to the Exchange Act is made known to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.

(f) Since June 30, 2009, (x) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of any Securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

4.6. Financial Statements; Undisclosed Liabilities. (a) The financial statements of the Company (including any related notes and schedules thereto) included in the Company Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements, the Securities Act and the Exchange Act, and with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein and, in the case of the unaudited financial statements, as permitted by the SEC), and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with U.S. GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012, as filed with the SEC, (ii) obligations incurred pursuant to the terms of this Agreement or in connection with the transactions contemplated by this Agreement or (iii) liabilities incurred in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent and whether due or to become due and whether or not of a nature required by U.S. GAAP to be disclosed, reflected or reserved for in a consolidated balance sheet or the notes thereto).

4.7. Broker’s Fees. Except for Credit Suisse Securities (USA) LLC, neither the Company nor any Subsidiary thereof nor any of their respective officers or directors has employed or engaged any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transaction contemplated by this Agreement. True, correct and complete copies of all agreements with Credit Suisse Securities (USA) LLC relating to any such fees or commissions (or otherwise relating to the transactions contemplated by this Agreement) have been furnished to Parent prior to the date hereof.

4.8. Absence of Certain Changes or Events. (i) Since June 30, 2012, no event, change, effect or occurrence has occurred or fact or circumstance has arisen which has had or would have, individually or in the aggregate, a Material Adverse Effect, and (ii) since September 30, 2012, none of the Company or any of its Subsidiaries has taken any action that would have been prohibited by Section 6.2 if taken after the date of this Agreement (except as expressly contemplated or permitted by this Agreement or as set forth in Section 6.2 of the Company Disclosure Schedule) and (iii) the Company and each of its Subsidiaries has conducted its business in all material respects in the ordinary course consistent with past practice.

4.9. Legal Proceedings. (a) There are no suits, litigations, claims, actions, proceedings, arbitrations, mediations or investigations pending or threatened or, to the knowledge of the Company, contemplated against the Company or any of its Subsidiaries or any Exempt Fund Client, other than any such suit, litigation, claim, action, proceeding, arbitration, mediation or investigation that would not have, individually or in the aggregate, a Material Adverse Effect. There is no injunction, writ, order, award, judgment, settlement or decree imposed upon or entered into by the Company, any of its Subsidiaries or any Exempt Fund Client or the material properties, rights or assets of the Company or any of its Subsidiaries or any Exempt Fund Client.

(b) Since June 30, 2009, (i) there have been no subpoenas, written demands, written inquiries or written information requests received by the Company or any of its Subsidiaries or any Exempt Fund Client from any Governmental Entity, and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries or any Exempt Fund Client enter into a settlement negotiation or tolling agreement with respect to (1) any matter related to any such subpoena, written demand, inquiry or information request or (2) any other possible legal action.

4.10. Taxes. Except as set forth in Section 4.10 of the Company Disclosure Schedule:

(a) (i) No examinations, audits or other proceedings in respect of any material Tax liability of the Company or any of its Subsidiaries is being conducted or has been threatened in writing by a taxing authority or is, to the knowledge of the Company, contemplated; (ii) all income and other material Tax Returns (as hereinafter defined) required to be filed by, or on behalf of, the Company or its Subsidiaries have been filed (including pursuant to applicable extensions granted without penalty), and such Tax Returns are true, correct and complete in all material respects; (iii) each of the Company and its Subsidiaries has timely paid in full all material Taxes (as hereinafter defined), whether or not shown as due on such Tax Returns, or, where payment is not yet due, has made adequate provision in the financial statements of the Company (in accordance with U.S. GAAP) for all such Taxes; (iv) no deficiencies that remain unpaid for any material Taxes have been proposed, threatened, asserted or assessed by a taxing authority against the Company or any of its Subsidiaries or any of their assets or properties; and (v) there are no material Liens for Taxes upon the assets or properties of either the Company or its Subsidiaries, other than with respect to Taxes not yet due or payable.

(b) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group of entities (other than a group the common parent of which is the Company) filing a consolidated tax return or (ii) has any material liability for Taxes of any person (other than the Company and any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise.

(c) Neither of the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax indemnity or Tax allocation agreement or similar Contract or arrangement.

(d) No closing agreement pursuant to Section 7121 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(e) Neither of the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) All Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been properly paid to the relevant taxing authority. The Company and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (or any similar provision of state, local or foreign Law).

(g) Neither the Company nor any of its Subsidiaries has requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment or collection of, any Tax, which waiver or extension is still in effect.

(h) Neither the Company nor any of its Subsidiaries has entered into, or has been a material advisor with respect to, any transactions that are or would be part of any “reportable transaction” or that could give rise to any list maintenance obligation under Sections 6011, 6111, or 6112 of the Code (or any similar provision of state or local Law) or the Treasury Regulations thereunder.

(i) None of Parent, the Company or any of their Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Effective Time as a result of any (i) change in method of accounting either imposed by the Internal Revenue Service or voluntarily made by the Company or any of its Subsidiaries on or prior to the Closing Date, (ii) intercompany transaction (including any intercompany transaction subject to Sections 367 or 482 of the Code) or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign income Tax Law), (iii) installment sale or open transaction arising in a taxable period (or portion thereof) ending on or prior to the Closing Date, (iv) prepaid amount received or paid prior to the Closing Date, (v) deferred gains arising prior to the Closing Date, (vi) deferred cancellation of indebtedness income, or (vii) election or transaction which reduced any Tax attribute (including basis in assets). Neither the Company nor any of its Subsidiaries has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or assets.

(j) Neither the Company nor any of its Subsidiaries is currently or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k) The Company has provided Parent with complete and accurate information regarding all material Financial Accounting Standards Board (FASB) Interpretation No. 48 matters with respect to the Company and its Subsidiaries, including any work papers and supporting statements relevant to such matters.

(l) No written claim has ever been made by any taxing authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that any such entity is or may be subject to taxation by that jurisdiction.

(m) For purposes of this Agreement:

(i) “Tax” or “Taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including, but not limited to income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture, withholding, backup withholding or other taxes, including any interest, penalties, fines and additions (to the extent applicable) thereto, whether disputed or not; and

(ii) “Tax Return” shall mean any return, report, declaration, information return or other document (including any related or supporting information) filed with or submitted to, or required to be filed with or submitted to any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments, supplements or attached schedules to any of the foregoing.

4.11. Employees; Employee Benefit Plans. (a) Section 4.11(a) of the Company Disclosure Schedule contains a true and complete list of each material Plan. For purposes of this Agreement, the term “Plan” shall mean each and any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, retention, consulting, employment, employee, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, commission, restricted stock, health and welfare, retirement, supplemental retirement, retiree medical, life insurance plans and all other employee compensation or benefit plans, Contracts, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), under which (i) any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries (“Company Employees”) has had any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) under which the Company or any of its Subsidiaries has any present or future liability.

(b) With respect to each Plan, the Company has delivered to Parent or made available a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other material written communications by the Company or any of its Subsidiaries to Company Employees concerning the extent of the benefits provided (or to be provided) under a Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c) (i) Each Plan has been established and administered in all material respects in accordance with its terms and with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (iv) no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Plan; (v) except as set forth in Section 4.11(c)(v) of the Company Disclosure Schedule, no Plan provides post-employment welfare (including health, medical or life insurance) benefits and neither the Company nor any of its Subsidiaries have any obligation to provide any such post-employment welfare benefits now or in the future, other than as required by Section 4980B of the Code; (vi) neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA; and (vii) no Plan provides any Company Employees with any amount of compensation that is or would reasonably be expected to be subject to the excise taxes applicable under Section 409A of the Code.

(d) None of the Plans is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) and none of the Company, its Subsidiaries or any ERISA Affiliate has at any time sponsored or contributed to, or has or had any liability with respect to a multiemployer plan within the preceding six (6) years that remains unsatisfied.

(e) With respect to any Plan, except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, or to the knowledge of the Company, contemplated, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other governmental agencies are pending or threatened or to the knowledge of the Company, contemplated.

(f) Except as set forth in Section 4.11(f) of the Company Disclosure Schedule, no Plan exists that, as a result of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could reasonably be expected to: (i) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans or (iii) give, or which has given, rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

4.12. Board Approval; Stockholder Vote Required. (a) The Company Board, by resolutions duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held, which resolutions have not as of the date of this Agreement been subsequently rescinded, modified or withdrawn in any way, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the

Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, (iii) subject to the terms of this Agreement recommended that the Company’s stockholders adopt this Agreement, and (iv) directed that the Agreement be submitted for adoption by the stockholders of the Company at the Company Stockholders Meeting. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under the Laws of the State of Delaware (including Section 203 of the DGCL), federal Law or the Laws of any other state in the United States is applicable to this Agreement, the Merger, the Voting and Support Agreements or the other transactions contemplated hereby and by the Voting and Support Agreements.

(b) The affirmative vote of the holders of a majority of the outstanding shares of Common Stock to adopt this Agreement, at the Company Stockholders Meeting (the “Company Stockholder Approval”), is the only action of the holders of any class or series of the Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

4.13. Compliance With Applicable Law. (a) Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries and each Exempt Fund Client hold, and have at all times since June 30, 2009 held, all licenses, franchises, permits, approvals, registrations, consents, exemptions, variances, waivers and authorizations (each, a “Permit”) which are required for the conduct of their respective businesses and ownership of their respective properties, rights and assets, except where the failure to hold any such Permit would not have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries and each Exempt Fund Client have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable Law, including, all applicable Laws related to data protection or privacy, the USA Patriot Act, the Sarbanes-Oxley Act and all other applicable Laws relating to investment advisors and the terms of all Permits, and (ii) any internal privacy policies (including privacy policies provided to any client by the Company or its Subsidiaries) relating to privacy and the protection of personal information. Neither the Company nor any of its Subsidiaries nor any Exempt Fund Client has received written, or to the knowledge of the Company, oral notice of, any material default or violation of any applicable Law or of any Permit. The Company has made available to Parent complete and correct copies of all (i) reports related to any investigation, examination, audit or inspection reports provided by any Governmental Entity in respect of the Company or any of its Subsidiaries or any Exempt Fund Client, (ii) material written responses to any such reports made by the Company or any of its Subsidiaries or any Exempt Fund Client and (iii) other material correspondence relating to any investigation, examination, audit or inspection of the Company or any of its Subsidiaries or any Exempt Fund Client by any Governmental Entity, in the case of each of clauses (i), (ii) and (iii), since June 30, 2009.

(b) Each Management Contract (i) is in material compliance with the Investment Company Act and/or the Advisers Act (as applicable) and any other applicable Law and (ii) has been performed by the Investment Management Subsidiary in accordance with its terms, the Investment Company Act and/or the Advisers Act (as applicable) and other applicable Laws and, in the case of each Exempt Fund Client, the organizational documents of the Client, in each case, in all material respects. Each Client account has been managed and advised (and the fees and expenses payable thereunder have been calculated and charged) in compliance with the terms of the applicable Management Contract, the Investment Company Act and/or the Advisers Act (as applicable) and other applicable Laws and, in the case of each Exempt Fund Client, the organizational documents of the Client, in each case, in all material respects.

(c) Section 4.13(c) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete list of all securities exchanges, commodities exchanges, boards of trade, clearing organizations, trade associations and similar organizations in which the Company or any of its Subsidiaries or any Exempt Fund Client holds membership or has been granted trading privileges.

(d) The Company and each of its Subsidiaries (i) is in compliance in all material respects with the U.S. Foreign Corrupt Practices Act (the “Foreign Corrupt Practices Act”) and any other similar applicable U.S. or foreign Laws and (ii) between June 30, 2009 and the date of this Agreement, none of the Company and its Subsidiaries has received any written or, to the knowledge of the Company, oral notice from any Governmental Entity with respect to any violation by the Company or any of its Subsidiaries of the Foreign Corrupt Practices Act or any other similar applicable U.S. or foreign Laws or any investigation with respect to the foregoing.

4.14. Investment Advisory Activities.

(a) Section 4.14(a) of the Company Disclosure Schedule (the “Base Client Run Rate Schedule”) sets forth a true and complete list showing (i) the name of each Client (and specifying whether the Client is a Sub-Advised Fund, an Exempt Fund Client, or an Excluded Client) as of the Base Date, (ii) the aggregate Assets Under Management with respect to such Client as of 4:00 p.m. New York City time on the Base Date, (iii) the investment advisory, investment management and sub-advisory fee rate in effect as of the Base Date with respect to such Client (or, if different, each account of each such Client) and (iv) a calculation of the Revenue Run Rate for all such Clients (other than Excluded Clients) as of the Base Date.

(b) The Company has made available to Parent copies of each Management Contract in effect as of the date hereof for each Client as of the date hereof.

(c) (i) Each Management Contract and any amendment, continuance or renewal thereof, is valid and binding on the Company or its applicable Subsidiary and in full force and effect, and, to the knowledge of the Company, is valid and binding on the other parties thereto, except as may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses may be limited by equitable principles of general applicability, (ii) to the knowledge of the Company, each of the other parties thereto has performed all obligations required to be performed by it to date under each Management Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, under any such Management Contract.

(d) None of the Company, the Investment Management Subsidiary nor any “person associated with” (as defined in the Advisers Act) any of them is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as an associated person of a registered investment adviser, or ineligible pursuant to Rule 206(4)-3 under the Advisers Act except where the Company or such Subsidiary has received exemptive relief from the SEC with respect to any such ineligibility. The Company has made available to Parent a copy of any exemptive relief issued by the SEC or its staff in respect of any such ineligibility. There is no proceeding or investigation pending or to the knowledge of the Company, threatened or contemplated that would reasonably be expected to become the basis for any such ineligibility. None of the Company, its Subsidiaries or any “affiliated person” (as defined under the Investment Company Act) thereof is ineligible to serve as an investment adviser to or ineligible to serve in any other capacity contemplated by the Investment Company Act for any investment company under Sections 9(a) and 9(b) of the Investment Company Act except where such person has received exemptive relief from the SEC with respect to any such ineligibility. The Company has made available to Parent a copy of any exemptive order issued by the SEC in respect of any such ineligibility. There is no proceeding or investigation pending or, to the knowledge of the Company, threatened or contemplated that would reasonably be expected to become the basis for any such ineligibility. None of the Company or any of its Subsidiaries is subject to any disqualification under any applicable Law limiting the operation of the Company’s business as currently conducted, other than any disqualification that would not have, individually or in the aggregate, a Material Adverse Effect.

(e) Except as reflected in the Base Client Run Rate Schedule or as set forth on Section 4.14(e) of the Company Disclosure Schedule, as of the date hereof there are no Contracts or arrangements pursuant to which the Company or its Subsidiaries has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce the fees or charges payable by or with respect to any of the Clients. To the knowledge of the Company, as of the date hereof no Client (or, in the case of any Clients that are collective or pooled investment vehicles, underlying investors therein, as applicable) has expressed to the Company or any of its Subsidiaries (or, in the case of a Client for which the Company or any of its Subsidiaries acts as a sub-advisor, to the advisor or manager thereof to the knowledge of the Company) an intention to terminate or materially reduce its investment relationship with the Company or such Subsidiary, or adjust the fee schedule with respect to any Management Contract in a manner which would reduce the fees payable to the Company or such Subsidiary in connection with such Client relationship.

(f) To the knowledge of the Company, no controversy or disagreement exists between the Company or its Subsidiaries and any Client that would have, individually or in the aggregate, a Material Adverse Effect.

4.15. Registration as Investment Adviser.

(a) The Investment Management Subsidiary is (and at all times since January 1, 2010 has been) duly registered as an investment adviser under the Advisers Act and the rules and regulations thereunder and is qualified as an investment adviser in each State and other jurisdiction listed in Section 4.15(a) of the Company Disclosure Schedule, which States and other jurisdictions are the only States or jurisdictions wherein such person is required to qualify as of the date of this Agreement, except where the failure to so qualify would not be material. Neither the Company nor any of its Subsidiaries (other than the Investment Management

Subsidiary) is required to be registered as an investment adviser, a registered representative, or a transfer agent with any Governmental Entity, except where such failure to register would not be material.

(b) The Investment Management Subsidiary has filed a Form ADV with the SEC in accordance with the Advisers Act in all material respects, which Form ADV (including Part II thereof) at the time of filing was, and as amended and supplemented as of the date hereof is, in effect pursuant to and in compliance with the requirements of the Advisers Act in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has heretofore made available to Parent a true and complete copy of the Form ADV (as amended or supplemented) in effect as of the date hereof. The Investment Management Subsidiary and each of its investment adviser representatives (as such term is defined in Rule 203A-3(a) under the Advisers Act) has all Permits required in order for them to lawfully conduct its business and operations in the manner presently conducted, and all such Permits are in full force and effect and are being complied with in all respects, in each case except to the extent the failure to have such Permits or the failure to comply with any such Permit or of such Permit to be in full force and effect would not have, individually or in the aggregate, a Material Adverse Effect. None of the Company, the Investment Management Subsidiary or, to the knowledge of the Company any of their investment adviser representatives is subject to any material limitation imposed in connection with one or more of its Permits. Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, and except to the extent there is a change in Law, following the date hereof, none of the Company, its Subsidiaries or, to the knowledge of the Company, in connection with their service to the Company or its Subsidiaries, any of their respective directors, officers or employees is registered or required to be registered as a broker or dealer, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a transfer agent, a registered representative or associated person, a counseling officer, an insurance agent, a sales person or in any similar capacity with the SEC, the Commodity Futures Trading Commission, the National Futures Association, FINRA, the securities commission of any state or any other self-regulatory body, except where the failure to be so registered would not be material. Except as set forth on Section 4.15(b) of the Company Disclosure Schedule, as of the date hereof, no person, other than full-time employees of the Company or its Subsidiaries, renders Investment Management Services to or on behalf of Clients or solicits Clients with respect to the provision of Investment Management Services by the Company or its Subsidiaries.

(c) The Company and each of its Subsidiaries has adopted a written policy regarding insider trading and a code of ethics, dated as of October 2012, which complies in all material respects with all applicable provisions of the Advisers Act (including with respect to insider trading and personal trading under Section 204A thereof and Rule 204A-1 thereunder) and the Investment Company Act (including Section 17(j) thereof), copies of which have been made available to Parent. All employees of the Company and its Subsidiaries have executed acknowledgments that they are bound by the provisions of such code of ethics and insider trading policies. Since June 30, 2009, there have been no material violations or allegations of material violations of such Codes of Ethics or insider trading policies of the Company and its Subsidiaries. The Company and its Subsidiaries have adopted a written compliance program regarding the Company’s and its Subsidiaries’ satisfaction in all material respects of Rule 206(4)-7 under the Advisers Act.

(d) Any of the Company or any of its Subsidiaries that has the power to acquire, manage or dispose of, or renders “investment advice” (within the meaning of 29 C.F.R. § 2510.3-101(c)) for a fee or other compensation with respect to, the assets of (i) any Client that in the case of a Client that is an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA or Section 4975 of the Code, (ii) a person acting on behalf of such a plan or (iii) an entity whose underlying assets are deemed to constitute the assets of such a plan for purposes of Title I of ERISA or Section 4975 of the Code (each such Client hereinafter referred to as an “ERISA Client” and listed on Section 4.15(d) of the Company Disclosure Schedule), is, with respect to each ERISA Client, in compliance in all material respects with the applicable requirements of Title I of ERISA and Section 4975 of the Code. The Investment Management Subsidiary meets the definition of a qualified professional asset manager set forth in Prohibited Transaction Class Exemption 84-14, as amended) (the “QPAM Exemption”), and is not disqualified from relying on the QPAM Exemption for transactions negotiated on behalf of an ERISA Client due to the application of Section I(g) of the QPAM Exemption.

4.16. Fund Matters.

(a) The private placement memorandum or other principal offering document (each as amended or supplemented through the date hereof, a “PPM”) relating to each Exempt Fund Client in existence on the date hereof has been made available to Parent. Each such PPM, as amended or supplemented, complies as to form with the applicable requirements of the Securities Act, the Investment Company Act, and the applicable rules of FINRA, except where failure to so comply would not have, individually or in the aggregate, a Material Adverse Effect.

(b) Except for the applicable Client Consents, no approval of the shareholders (or similar equityholders) of the Exempt Fund Clients is required in connection with the consummation of the transactions contemplated by this Agreement, including the assignment (as defined under the Advisers Act) of the relevant Management Contract as a result thereof.

(c) There are no investment companies registered under the Investment Company Act for which the Company or any of its Subsidiaries acts as investment adviser (other than investment sub-adviser) or sponsor.

4.17. Exempt Fund Clients.

(a) Each Exempt Fund Client (i) has been duly organized and is validly existing under the Laws of the jurisdiction of its organization, (ii) is in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company or similar power and authority necessary to own, lease or otherwise hold its properties and assets and to carry on its business as it is now conducted, and is duly qualified or licensed to do business in each jurisdiction where it is required to do so under applicable Law, except where the failure to be so licensed, qualified or in good standing would not have, individually or in the aggregate, a Material Adverse Effect, and (iii) is in compliance in all material respects with the terms and conditions of its constituent documents.

(b) Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) all outstanding shares or units of each Exempt Fund Client have been issued and sold in compliance with applicable Law and (ii) each Exempt Fund Client, since inception of its operations, has been operated and is currently operating in compliance with its respective investment objectives and policies and applicable Law.

(c) Section 4.17(c) of the Company Disclosure Schedule sets forth the rate of carried interest or other incentive fee, if any, payable to the Company or any of its Subsidiaries by each Exempt Fund Client.

(d) No Exempt Fund Client is required to register as an investment company under the Investment Company Act or (except to the extent registered as such and, if so registered as of the date hereof, as such registration is indicated on Section 4.17(d) of the Company Disclosure Schedule) any other similar applicable Law.

(e) Section 4.17(e) of the Company Disclosure Schedule sets forth, as of the date hereof, the amount of all existing unfunded capital commitments or similar obligations of the Company or any of its Subsidiaries to each Exempt Fund Client.

(f) Each of the Exempt Fund Clients has timely filed all material Tax Returns required to have been filed by it and has paid in a timely manner all material Taxes that such Exempt Fund Client was required to pay for each prior taxable year. All such Tax Returns are true, correct and complete in all material respects. No Exempt Fund Client has waived under a currently effective waiver, any statute of limitations in respect of material Taxes of such Exempt Fund Client. All material deficiencies or assessments as a result of any proceeding, investigation, audit, claim or examination of an Exempt Fund Client by a taxing authority have been paid in full.

4.18. Certain Contracts. (a) Except as set forth in Section 4.18(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is, as of the date of this Agreement, a party to or is bound by any Contract (whether written or oral) (i) which is a Management Contract which contains any “most favored nation” or similar provisions providing that the fees charged may be subject to reduction due to any other fee arrangement of the Company or any of its Subsidiaries (or any present or future affiliate thereof) with any other person, (ii) which is a material Contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) or required to be disclosed by the Company on a Current Report on Form 8-K, (iii) which limits (or purports to limit) the freedom of the Company or any of its Subsidiaries (or any of their present or future affiliates) to compete in any line of business, in any geographic area, in any investment strategy or with any person, to solicit any client or to use the name “Epoch” or any variant thereof, or which requires the Company or any of its Subsidiaries (or any of their present or future affiliates) to make referrals of business or requires the Company or any of its Subsidiaries (or any of their present or future affiliates) to make available investment opportunities or provide products or services to any person on a priority or exclusive basis, (iv) which relates to the incurrence of indebtedness by the Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries, (vi) which limits the payment of dividends by the Company or any of its Subsidiaries, (vii) which relates to a joint venture, strategic relationship or other similar agreement or arrangement entered into by the Company or one of its Subsidiaries (for its own account), (viii) which relates to an acquisition, divestiture, merger or similar transaction by the Company or one of its Subsidiaries (for its own account) and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (ix) which involves annual payments by the Company or its Subsidiaries in excess of $300,000 and which provides for a right of termination upon a change in control thereof, (x) which provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof, (xi) which is a consulting agreement or data processing, software programming or licensing Contract involving the payment by the Company or its Subsidiaries of more than $300,000 per annum (other than any such Contracts which are terminable by the Company or its applicable Subsidiary on 90 days or less notice without any required payment or other conditions (other than the condition of notice)), (xii) which involved payments by, or to, the Company or any of its Subsidiaries in fiscal year 2012, or which could reasonably be expected to involve such payments during fiscal year 2013, of more than $500,000, (xiii) which relates to Intellectual Property that is material to the business of the Company or any of its Subsidiaries and that (a) involves the right to use the name “Epoch” or any variant thereof or (b) requires payment by the Company or its Subsidiaries of more than $300,000 per annum, (xiv) with any investment or research consultant, solicitor or sales agent or otherwise with respect to the referral of business to the Company or any of its Subsidiaries involving annual payments by the Company or its Subsidiaries in excess of $100,000 or (xv) which relates to a material securities lending or repurchase agreement or master agreement in respect thereof. Each Contract, arrangement or commitment of the type described in this Section 4.18(a) (whether or not in effect on the date hereof), is referred to herein as a “Company Contract”. The Company has made available to Parent true, correct and complete copies of each Company Contract.

(b) Except as set forth in Section 4.18(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding on the Company or its applicable Subsidiary and in full force and effect, and, to the knowledge of the Company, is valid and binding on the other parties thereto, except as may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses may be limited by equitable principles of general applicability, (ii) the Company and each of its Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, under any such Company Contract, except where such breach or default would not have, individually or in the aggregate, a Material Adverse Effect.

4.19. Company Information. The information relating to the Company and its Subsidiaries to be provided by the Company for inclusion (a) in the Proxy Statement, on the date first mailed to the Company’s stockholders, at the time of any amendments or supplements thereto or at the time of the Company Stockholders Meeting, (b) in any filing pursuant to Rule 14a-12 under the Exchange Act, on the date filed, or (c) in any other document filed with any other Governmental Entity in connection herewith, including pursuant to Section 7.12(c), on the date filed, will, in each case, not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for such portions thereof as relate only to Parent or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.20. Property. (a) Neither the Company nor any of its Subsidiaries own any real property or interests in real property or any options to acquire such real property or interests therein.

(b) Section 4.20(b) of the Company Disclosure Schedule identifies all leases, subleases, licenses and other occupancy agreements in effect as of the date hereof pursuant to which the Company or a Subsidiary occupies real property and all other leases material to the Company and its Subsidiaries under which the Company or a Subsidiary, as lessee, leases tangible personal property (“Leases”). Each of the Leases is in full force and effect, valid and binding in accordance with their respective terms, and there is not under any such lease any material existing default by the Company or such Subsidiary or, to the knowledge of the Company, any other party thereto, or, to the knowledge of the Company, any event which with notice or lapse of time or both would constitute such a default, and, in the case of leased premises, the Company or such Subsidiary quietly enjoys the use of the premises provided for in such lease, except in any such case as would not have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens except as set forth in Section 4.20(c) of the Company Disclosure Schedule or as would not have, individually or in the aggregate, a Material Adverse Effect.

4.21. Insurance. Section 4.21 of the Company Disclosure Schedule contains a true, correct and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all material insurance policies in force on the date hereof with respect to the business and assets of the Company and its Subsidiaries. The Company and its Subsidiaries are in material compliance with their material insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and no insurer has refused, denied or disputed coverage of any claim made thereunder. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.22. Environmental Liability. Except as would not have, individually or in the aggregate, a Material Adverse Effect, (a) there are no Materials of Environmental Concern present at or affecting any real property leased by the Company or its Subsidiaries; and (b) neither the Company nor its Subsidiaries nor any of their predecessors has caused any condition at any location that has resulted in or could reasonably be expected to result in liability or other obligation under any applicable Laws protecting the quality of the ambient air, soil, surface water or groundwater, or relating to the protection of human health (“Environmental Laws”) or with respect to any Materials of Environmental Concern.

4.23. Opinion Of Financial Advisor. The Board of Directors of the Company has received the opinion of Credit Suisse Securities (USA) LLC (the “Opinion”), to the effect that, as of the date of such Opinion and subject to the review undertaken and assumptions, qualifications, limitations and other matters considered in connection with the preparation of the Opinion, the Merger Consideration to be received by the holders of Shares in the Merger pursuant to this Agreement is fair from a financial point of view to such holders.

4.24. Intellectual Property. Section 4.24 of the Company Disclosure Schedule sets forth a complete and accurate (in all material respects) list of all material intellectual property, including all trademarks, trade dress, trade names, service marks, domain names, patents, trade secrets and copyrights (“Intellectual Property”) registered or applied for in the name of the Company or any of its Subsidiaries. The Company and its Subsidiaries exclusively own their material proprietary Intellectual Property, free and clear of all Liens. Neither the Company nor any of its Subsidiaries is infringing, diluting, misappropriating or otherwise violating the trademark, trade dress, trade name, service mark, domain name, trade secret or copyright rights of any other person, and to the Company’s knowledge, neither the Company nor any of its Subsidiaries is infringing or violating the patent rights of any other person. Neither the Company nor any of its Subsidiaries has received any communications in writing alleging that any of them has infringed, diluted, misappropriated or otherwise violated any Intellectual Property rights of any other person. To the Company’s knowledge, no other person is infringing, diluting, misappropriating or otherwise violating the Intellectual Property of the Company or its Subsidiaries, nor has the Company or any of its Subsidiaries sent any communications in writing alleging that any person has infringed, diluted, misappropriated or otherwise violated the Intellectual Property of the Company or its Subsidiaries. The Company’s and its Subsidiaries’ computers, computer software, systems, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, and all other information technology equipment and all associated documents operate and perform in all material respects in accordance with their documentation and functional specifications as reasonably required by the Company or its Subsidiaries in connection with its business, and have not materially malfunctioned or failed or been materially violated within the past three years in a manner that has not been adequately resolved.

4.25. Transactions with Affiliates. Neither the Company, nor any of its Subsidiaries, is party to any Contract with any (i) officer or director of the Company or any of its Subsidiaries, other than as part of such person’s employment or service with the Company or any of its Subsidiaries, (ii) person that is the beneficial owner of five percent (5%) or more of any voting securities of the Company or (iii) affiliate or immediate family member of any such officer, director or stockholder.

4.26. Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by or is currently negotiating any collective bargaining agreement or Contract with a labor union or labor organization. The Company and each of its Subsidiaries is in material compliance with all applicable Laws, Contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including the proper classification of employees as exempt or nonexempt from overtime pay requirements and the proper classification of individuals as contractors or employees.

4.27. No Other Representations or Warranties. Parent and Merger Sub acknowledge and agree that the only representations and warranties made by the Company are the representations and warranties made in this Article IV and any certificate delivered pursuant to this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company as follows:

5.1. Corporate Organization. Parent is duly organized and validly existing as a bank under the Laws of Canada. Parent has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has not owned any properties, rights or assets other than in connection with the transactions contemplated by this Agreement, and has engaged in no other business other than in connection with the transactions contemplated by this Agreement. Merger Sub is a wholly owned Subsidiary of Parent.

5.2. Authority; No Violation. (a) Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly approved by all necessary corporate and stockholder action of Parent and Merger Sub, and no other corporate or stockholder proceedings on the part of Parent and Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation, bylaws or similar governing documents of Parent and Merger Sub or any of the similar governing documents of any of their respective Subsidiaries or (ii) assuming that the consents, approvals and waiting periods referred to in Section 5.3 are duly obtained or satisfied, (x) violate any Law applicable to Parent or any of its Subsidiaries or any of their respective properties, rights or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption, repayment or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

5.3. Consents and Approvals. Except for (i) the filing with the SEC of the Proxy Statement in definitive form relating to the Company Stockholders Meeting, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such other Governmental Entities as required by the DGCL, (iii) the Company Stockholder Approval, the approval set forth in sub-section (I)4 of Section 4.4(v) of the Company Disclosure Schedule and the approval or exemption of the transactions contemplated by this Agreement pursuant to the TSX Company Manual, the TSX Venture Exchange Corporate Finance Manual and the Investment Industry Regulatory Organization of Canada Rule Book, (iv) the consents, authorizations, approvals, filings or exemptions in connection with the applicable provisions of the federal, state or provincial securities Laws or the rules or regulations of any applicable self-regulatory organization, (v) any notices or filings under the HSR Act and the expiration or termination of any applicable waiting periods thereunder, and (vi) the consents, authorizations, approvals, filings and registrations of third parties, the failure of which to obtain or make would not have, individually or in the aggregate, a Parent Material Adverse Effect, no consents or approvals of, or filings or registrations with, any Governmental Entity or with any other third party by and on behalf of Parent are necessary in connection with (A) the execution and delivery by Parent and Merger Sub of this Agreement and (B) the consummation of the Merger and the other transactions contemplated hereby.

5.4. Broker’s Fees. No broker, finder or investment banker will be entitled to any brokerage, finder’s or other fee or commission from the Company prior to the Closing in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

5.5. Available Funds. As of the Closing Date, Parent or one of its Subsidiaries will have available all funds necessary to pay on the Closing Date the aggregate Merger Consideration and other payment obligations of Parent and Merger Sub hereunder (including all fees and expenses to be paid by Parent pursuant to this Agreement) and to enable Parent and Merger Sub to perform all of their respective obligations hereunder and effect the Closing on the terms contemplated by this Agreement.

5.6. Parent Information. The information relating to Parent and its Subsidiaries to be provided by Parent for inclusion in the Proxy Statement, on the date first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.7. No Other Representations or Warranties. The Company acknowledges and agrees that the only representations and warranties made by the Parent are the representations and warranties made in this Article V and any certificate delivered pursuant to this Agreement.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1. Conduct of Business Prior to the Effective Time. Except as otherwise expressly contemplated or permitted by this Agreement or as set forth on Section 6.1 of the Company Disclosure Schedule or with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in all material respects in the ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its business relationships with Clients, customers, vendors and others doing business with it and retain the services of its officers and key employees in all material respects (provided that the foregoing is not intended to modify, or impose any new or increased obligations with respect to the subject matter of the provisions of Section 7.12 and Section 8.2(c)) and (iii) take no action which would reasonably be expected to adversely affect or materially delay the consummation of the transactions contemplated hereby.

6.2. Company Forbearances. Except as expressly contemplated or permitted by this Agreement or as set forth in Section 6.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a) (i) adjust, split, combine or reclassify any capital stock or other equity interest; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or make any other distribution on, or redeem, purchase or otherwise acquire, any shares of its capital stock or other equity interest or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or other equity interest or stock appreciation rights or grant any person any right to acquire any shares of its capital stock or other equity interest, other than (A) regular quarterly cash dividends on Common Stock equal to no more than $0.10 per Share with record and payment dates consistent with past practice and payment of the special dividend equal to $0.75 per Share that was declared on November 12, 2012; provided, however, that no dividend shall be paid by the Company on Common Stock if the Company shall be required to borrow funds to do so; and (B) dividends paid by any of the Subsidiaries of the Company so long as such dividends are only paid to the Company or any of its other wholly owned Subsidiaries; or (iii) issue or commit to issue any additional shares of capital stock or other equity interests (except pursuant to the exercise of Company Options outstanding as of the date hereof and set forth in Section 4.2(b) of the Company Disclosure Schedule), or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any additional shares of capital stock or other equity interests (including Company Options or Company Restricted Shares);

(b) enter into any new line of business or change its investment and risk management and other material operating policies in any material respect, except as required by Law or by policies imposed by a Governmental Entity;

(c) sell, license, lease, transfer, mortgage, encumber or otherwise dispose of rights, assets or properties (including rights under Management Contracts), except for sales, licenses, leases, transfers, mortgages, encumbrances or other dispositions (i) of rights, assets or properties which are not Management Contracts, and for an amount not exceeding $500,000 in the aggregate or (ii) by the Company or any of its wholly owned Subsidiaries to the Company or any of its wholly owned Subsidiaries;

(d) make any acquisition of or investment in any other person, by purchase or other acquisition of assets, stock or other equity interests (other than for the account of Clients pursuant to Investment Management Services provided in the ordinary course of business consistent with past practice), by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture, strategic relationship (or similar arrangement) or other business organization or by contributions to capital, other than (i) any such acquisitions or investments not exceeding $1,000,000 in the aggregate or (ii) from the Company or a wholly owned Subsidiary of the Company by the Company or another wholly owned Subsidiary of the Company;

(e) enter into, renew or extend (i) any loan or Contract that calls for aggregate annual payments by the Company or any Subsidiary of $1,000,000 or more, (ii) any Company Contract (other than (x) any Company Contract of the type referred to in clauses (ii), (iv) and (viii) of Section 4.18(a) to the extent otherwise permitted by the terms of this Section 6.2 and (y) any Management Contract that is a Company Contract of the type referred to in clause (iii) of Section 4.18(a) (other than any such Contract that would impose (or purport to impose) restrictions on Parent or any of its affiliates (other than the Company and its Subsidiaries)), provided that notwithstanding the foregoing, Parent shall be deemed to have consented for purposes of this Section 6.2(e) to the entry into any Management Contract that is a Company Contract of the type referred to in clauses (i) of Section 4.18(a) if Parent fails to provide a written objection to the entry into such contract within five (5) Business Days following the receipt of written notice from the Company of its intent to enter into such contract (along with the expected terms of such contract in reasonable detail) or (iii) any agreement referenced in Section 4.7 (or any other agreement with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement) or any Contract, plan, arrangement or other transaction of the type described in Section 4.25; or make any material change in any of such loans or Contracts, other than in the case of clauses (i) and (ii), renewals of such Contracts for a term of one year or less without material changes to the terms thereof;

(f) except as required by the terms of any Plan or Contract in effect as of the date hereof and disclosed in Section 4.11(a) of the Company Disclosure Schedule, as contemplated by the employment agreements entered into with certain Company employees as of the date hereof and identified in Section 6.2(f) of the Company Disclosure Schedule (the “Employment Contracts”), or as expressly provided for in Section 2.3 or Section 7.6 of this Agreement: (i) increase the annual total compensation or benefits of any Company Employee, except for increases in the annual total compensation or benefits of Company Employees who are non-executive officers in the ordinary course of business consistent with past practice and consistent with the aggregate estimates previously provided to Parent by the Company; (ii) grant or pay any change-in-control, retention bonus, severance or termination pay to any Company Employee (including any newly hired Company Employee); (iii) establish, adopt, enter into, amend, terminate or grant any waiver or consent under any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement; (iv) hire, or terminate the employment of, any Company Employee, except for the hiring or termination of employment, of Company Employees whose annual total compensation is not expected to be in excess of $1,000,000 in the ordinary course of business consistent with past practice; provided that the Company may hire or terminate the employment of Company Employees with annual total compensation expected to exceed $1,000,000 following consultation with Parent; (vi) take any action to accelerate the vesting or time of payment of any compensation or benefit under any Plan or awards made thereunder; or (vii) pay any cash bonus except for annual cash bonuses in respect of 2012 following December 31, 2012, which bonuses shall be calculated and paid in the ordinary course of business consistent with past practice in accordance with the terms of the Plans pursuant to which the opportunities to earn such bonuses have been granted with the aggregate amount of all such bonuses not to exceed the amount set forth in Section 6.2(f) of the Company Disclosure Schedule, except that a portion of such bonuses shall be deferred as described in Section 6.2(f) of the Company Disclosure Schedule;

(g) (i) make, or commit to make, or otherwise authorize any capital expenditures in excess of (A) $1,000,000 per project or related series of projects or (B) $2,000,000 in the aggregate, except in accordance with the expenditures budgeted in the capital expenditure budget delivered to Parent prior to the date hereof, (ii) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the indebtedness of any other person (other than for indebtedness not exceeding $1,000,000 in the aggregate or for indebtedness of the Company’s Subsidiaries to the Company or any of its wholly owned Subsidiaries) or (iii) enter into any swap or hedging transaction or other derivative agreement;

(h) except pursuant to agreements or arrangements in effect on the date hereof and specified in Section 6.2(h) of the Company Disclosure Schedule, pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or any other Company Employees or its directors or any of their family members, or any affiliates or associates (as such term is defined under the Exchange Act) of any of its officers, other Company Employees or directors, and, in the case of any such agreements or arrangements relating to compensation, benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to Sections 6.2(a)(iii) and 6.2(f), as applicable;

(i) (i) settle any claim, action, investigation or proceeding other than solely for monetary damages not in excess of $500,000, or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise adversely affecting its business or operations in any material respect;

(j) adopt or implement any amendment of its certificate of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned Subsidiaries of the Company), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(k) make any changes in its methods, practices or policies of financial accounting, except as may be required under Law, rule, regulation or U.S. GAAP, in each case as approved in writing by the Company’s independent public accountants;

(l) decrease, subsidize, rebate, discount, waive or defer the fees chargeable by the Company under the Management Contracts , in each case, which would represent a reduction in the fee rate in respect of such account(s) as compared to the fee rate in effect as of the date hereof in excess of the amount set forth on Section 7.12 of the Company Disclosure Schedule, and other than pursuant to and in accordance with any Contract as in effect as of the date hereof and disclosed to Parent and other than in the ordinary course of business consistent with past practice;

(m) introduce any material new products (including investment strategies) or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements other than in the ordinary course of business consistent with past practice;

(n) make or change any material Tax election, file any amended Tax Return, settle or compromise any Tax liability of the Company or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of the Company or any of its Subsidiaries, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund, incur any material liability for Taxes outside the ordinary course of business, make any changes in its methods, practices or policies of Tax accounting; or

(o) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Access to Information. (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees and agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative, intermediary or affiliate retained in connection with the transactions contemplated by this Agreement (collectively as to each party, its “Representatives”) of Parent access, during normal business hours, and upon reasonable prior notice, during the period prior to the Effective Time, to all its properties, books, Contracts, commitments and records, and to its officers, employees and Representatives, in each case in a manner not unreasonably disruptive to the operation of the business of the Company and its Subsidiaries, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal or state securities Laws (provided, that any document filed by the Company on the SEC’s EDGAR filing system shall (when publicly available) be deemed to have been made available to Parent for purposes of this Section 7.1) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (x) jeopardize the attorney-client privilege of, (y) contravene any Law applicable to, or (z) violate any obligation (existing on the date hereof) with respect to confidentiality of, in each case, the institution in possession or control of such information. The parties agree to collaborate to make alternative disclosure arrangements, if appropriate, under circumstances in which the restrictions of the preceding sentence apply.

(b) Parent shall hold all information furnished by the Company or any of its Subsidiaries or Representatives pursuant to Section 7.1(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated May 27, 2011, between Parent and the Company (the “Confidentiality Agreement”).

(c) No investigation by Parent or its Representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of the Company set forth herein.

7.2. Stockholder Approval. (a) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date the SEC confirms it has no further comments to the Proxy Statement (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval and, subject to Section 7.2(b), shall take all lawful action to solicit the adoption of this Agreement by such stockholders; provided that if on the date of the Company Stockholders Meeting, the Company has not received proxies representing a sufficient number of shares of Common Stock to obtain the Company Stockholder Approval, the Company shall be permitted to adjourn, delay or postpone the Company Stockholders Meeting until such date as shall be mutually agreed upon by the Company and Parent to solicit additional proxies in favor of adoption of this Agreement. The Company Board shall recommend adoption of this Agreement by the stockholders of the Company (the “Company Recommendation”) in the Proxy Statement and shall not directly or indirectly (x) withdraw, modify or qualify in any manner adverse to Parent such Company Recommendation or (y) adopt, approve, or publicly recommend, declare advisable or otherwise endorse the adoption or approval of any Acquisition Proposal (any action or public statement described in clause (x) or (y) being referred to as a “Change in Company Recommendation”), except as and to the extent expressly permitted by Section 7.2(b) provided that the delivery by the Company, the Company Board or any committee thereof of any notice to Parent to the extent required by Section 7.2(b)(ii) or Section 7.4(b) shall not, in and of itself, be deemed to be or constitute a Change in Company Recommendation. Notwithstanding any Change in Company Recommendation, unless this Agreement has been terminated in accordance with Article IX, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation. In addition to the foregoing, the Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger prior to the termination of this Agreement in accordance with Article IX.

(b) Notwithstanding the foregoing, prior to obtaining the Company Stockholder Approval, but not after, the Company and the Company Board shall be permitted to effect a Change in Company Recommendation if and only if:

(i) the Company Board, after consultation with its outside legal advisors, determines in good faith that failure to take such action is more likely than not to result in a violation of its fiduciary duties under applicable Law, and

(ii) the Company has notified Parent, at least four (4) Business Days in advance, of its intention to effect a Change in Company Recommendation (the “Notice Period”), specifying in reasonable detail the reasons therefor, and if the Company Board intends to effect a Change in Company Recommendation in relation to an Acquisition Proposal, (A) such Acquisition Proposal was unsolicited and the Company Board has concluded in good faith that such Acquisition Proposal still constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (C) below, (B) the notice provided by the Company to Parent at the beginning of the Notice Period specifies the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and includes a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents and (C) during the Notice Period the Company has negotiated, and has caused its financial and legal advisors to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 7.2(b) with respect to such new written notice, except that the Notice Period shall be reduced to three (3) Business Days with respect to such revised Superior Proposal. No Change in Company Recommendation shall change the approval of this Agreement by the Company Board, and no Change in Company Recommendation shall have the effect of causing any state corporate takeover statute or other similar statute (including Section 203 of the DGCL) to be applicable to the transactions contemplated by this Agreement (including the Merger).

7.3. Proxy Statement. (a) As soon as reasonably practicable following the date of this Agreement (and in any event within twenty-five (25) Business Days after the date hereof), the Company shall, with the assistance of Parent, prepare and file the Proxy Statement with the SEC. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof and to have the Proxy Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment to the Proxy Statement or for additional information and shall promptly provide Parent with copies of all such comments and correspondence. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to comment on such document or response and shall include any such comments reasonably proposed by Parent.

(b) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Parent and the Company shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

7.4. Acquisition Proposals. (a) From the date hereof until the Effective Time or, if earlier, the date on which this Agreement is terminated in accordance with Article IX, the Company shall not, shall cause its Subsidiaries and its and its Subsidiaries’ respective directors, officers and employees not to and shall not authorize or permit its and its Subsidiaries respective other Representatives to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of providing information) the submission of any inquiries, proposals or offers (whether firm or hypothetical) or any other efforts or attempts that constitute or may reasonably be expected to lead to any Acquisition Proposal, (ii) have any discussions or negotiations with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal, (v) enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vi) propose or agree to do any of the foregoing. Notwithstanding the foregoing provisions of this Section 7.4(a), prior to obtaining the Company Stockholder Approval, but not after, in the event that the Company receives after the date hereof an unsolicited bona fide written Acquisition Proposal and the Company Board concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit its Subsidiaries and its and their directors, officers, employees and Representatives, to take any action described in clause (ii) above if the Company Board, after consultation with its outside legal advisors, determines in good faith that failure to take such action is more likely than not to result in a violation of its fiduciary duties under applicable Law; provided, however, that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, the Company shall have entered into a written confidentiality agreement with such third party on terms no less favorable to the Company than the Confidentiality Agreement and the Company shall promptly provide to Parent an executed copy of such confidentiality agreement (provided that the standstill in such confidentiality agreement need not prohibit the recipient thereunder from making any Acquisition Proposal of a type that could constitute or result in a Superior Proposal or preclude discussions or negotiations related to any such Acquisition Proposal); and provided, further, that the Company shall promptly (and in any event within 24 hours) provide Parent with any non-public information concerning the Company or its Subsidiaries provided to such person which was not previously provided to Parent (or its Representatives).

(b) Notwithstanding the foregoing, prior to obtaining the Company Stockholder Approval, but not after, the Company may terminate this Agreement in accordance with Section 9.1(h) in order to execute or otherwise enter into a binding definitive agreement to effect a transaction constituting a Superior Proposal if and only if: (A) such Acquisition Proposal was unsolicited and the Company Board has concluded in good faith that such Acquisition Proposal still constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (C) below, (B) the Company has notified Parent, at least four (4) Business Days in advance, of such proposed termination (the “Superior Proposal Notice Period”), specifying the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and furnishing to Parent a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents and (C) during the Superior Proposal Notice Period, the Company has negotiated, and has caused its financial and legal advisors to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 7.4(b) with respect to such new written notice, except that the Superior Proposal Notice Period shall be reduced to three (3) Business Days with respect to such revised Superior Proposal.

(c) For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person (other than Parent or any of its Subsidiaries) relating to, or that could reasonably be expected to lead to, any direct or indirect (i) acquisition, purchase or sale of a business or assets (including rights under Management Contracts) that constitute 20% or more of the consolidated business, revenues, net income or assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, (ii) merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or the Investment Management Subsidiary, (iii) purchase or sale of, or tender or exchange offer (including a self-tender offer) for, securities of the Company or any of its Subsidiaries that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of the equity or total voting power of the Company, any of its Subsidiaries or the surviving parent entity in such transaction.

(d) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “20% or more” being deemed to be references to “more than 50%”), which the Company Board concludes in good faith, after consultation with its financial advisors and outside legal advisors, taking into account timing and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed on the terms proposed on a timely basis.

(e) The Company will, and will cause its Subsidiaries and its and its Subsidiaries’ directors, officers, employees and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal, including immediately revoking or withdrawing access of any person other than Parent and its directors, officers, employees and Representatives to any data room (virtual or actual) containing any non-public information with respect to the Company or its Subsidiaries previously furnished with respect to an Acquisition Proposal, and will use its reasonable best efforts to enforce, and will not waive or amend any provision of, any confidentiality, standstill or similar agreement relating to an Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by or on behalf of the Company thereunder. The Company will promptly (and in all events within 24 hours) following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal advise Parent of the material terms thereof (including the identity of the person making such Acquisition Proposal), and will keep Parent reasonably apprised of any material related developments, discussions and negotiations and the status and terms thereof (including providing Parent with a copy of all material documentation and correspondence relating thereto or a written summary of the material terms and conditions of any such Acquisition Proposals or requests that are not made in writing) on a reasonably current basis. Without limiting the foregoing, the Company shall notify Parent orally and in writing within 24 hours after it enters into discussions or negotiations with another person regarding an Acquisition Proposal, executes and delivers a confidentiality agreement with another person in connection with an Acquisition Proposal, or provides non-public information or data to another person in connection with an Acquisition Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality or other agreement with any person following the date of this Agreement that prohibits the Company from providing such information to Parent or otherwise complying with the terms of this Agreement.

(f) Nothing contained in this Agreement shall prevent the Company or the Company Board from (i) complying with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal (provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement); or (ii) making any required factual disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure is more likely than not to result in a violation of its fiduciary duties under applicable Law (provided, that the foregoing will in no way eliminate or modify the effect that any such disclosure would otherwise have under this Agreement); provided that in no event shall this Section 7.4(f) affect the other obligations of the Company under this Agreement, including under Sections 7.2(b) and this Section 7.4; it being understood that any disclosure pursuant to this Section 7.4(f) (other than a “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Company Recommendation unless the Company Board expressly and concurrently reaffirms the Company Recommendation.

7.5. Reasonable Efforts. (a) Subject to the other provisions of this Agreement (including any other level of efforts specified in the other Sections of this Agreement with respect to the matters contemplated by such other Sections, including Section 7.12), each of Parent and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. Subject to the other provisions of this Agreement (including any other level of efforts specified in the other Sections of this Agreement with respect to the matters contemplated by such other Sections, including Section 7.12), the parties hereto shall cooperate with each other and use reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable after the date hereof (and, in any event, within fifteen (15) Business Days following the date hereof). Parent and the Company shall keep the other party reasonably informed and promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.

(b) Subject to the other provisions of this Agreement (including any other level of efforts specified in the other Sections of this Agreement with respect to the matters contemplated by such other Sections, including Section 7.12), each of Parent and the Company agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable efforts to (i) modify or amend any Contracts, plans or arrangements to which Parent or the Company is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions set forth in Article VIII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

7.6. Employees; Employee Benefit Plans.

(a) Following the Effective Time, the Company Employees who are employees of the Company or a Subsidiary of the Company at the Effective Time (such Company Employees, “Transferred Employees”) shall continue to participate in all employee benefit plans of the Company until the later of December 31, 2013 or such time(s) as the Transferred Employees become eligible to participate in the corresponding employee benefit plans sponsored or maintained by Parent in which similarly situated employees of Parent participate (the “Parent Plans”), to the same extent as such similarly situated employees of Parent so participate (it being understood that inclusion of Transferred Employees in such Parent Plans may occur at different times with respect to different Parent Plans); provided, however, that (i) nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any Company Employee under any equity-based plans, it being understood that any such grants are completely discretionary, (ii) nothing contained herein shall require Parent or any of its Subsidiaries to permit a Company Employee who is receiving severance as a result of the transactions contemplated by this Agreement (or together with any other action) pursuant to any employment, severance, change-in-control, consulting or other compensation agreements, plans and arrangements with the Company or any of its Subsidiaries to participate in any severance or change-in-control agreement or plan offered by Parent or any of its Subsidiaries and (iii) nothing contained herein shall require a Company Employee’s participation in Parent’s or any of its Subsidiaries’ post-retirement welfare benefit plans or defined benefit pension plans.

(b) As soon as practicable after the date of this Agreement but in no event later than the Effective Time, Parent and Company shall cooperate in good faith to cause the adoption, implementation and entry into, for the benefit of the Transferred Employees, certain compensation plans, the material terms of which are described in Section 7.6(b) of the Company Disclosure Schedule, which plan documents shall be in accordance with such material terms and subject to Parent’s final approval of such plan documents (which consent shall not be unreasonably withheld or delayed). For a period beginning at the Effective Time and continuing through December 31, 2013: (i) Parent shall (and shall cause its Subsidiaries to) maintain and keep in full force and effect the Company 401(k) plan in accordance with the terms of such plan, and during this time, without the prior written consent of the plan administrators of such plans and (ii), Parent shall not (and shall cause its Subsidiaries not to) permit or cause the early termination of any such plan or the amendment or modification any such plan in a manner adverse to any beneficiary thereof, in any such case that would be effective during such period, except as may be otherwise required by Law.

(c) On and after the Effective Time, Parent shall, or cause its Subsidiaries to, provide the Transferred Employees with such cash and equity-based compensation opportunities as are set forth in any such employee’s Employment Contract (which are listed in Section 7.6(c) of the Company Disclosure Schedule), and/or the applicable compensation plans as described in Section 7.6(b) of the Company Disclosure Schedule, and otherwise as shall be agreed between Parent and senior management of the Company.

(d) With respect to each Parent Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits or “core contributions” under the U.S. tax qualified defined contribution Parent Plan), service with the Company or any Subsidiary shall be treated as service with Parent; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any Parent Plan. Each Parent Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Plan. The Transferred Employees shall be given credit for amounts paid under a corresponding Plan of the Company or any Subsidiary during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan during the applicable plan year.

(e) The Company and Parent acknowledge and agree that all provisions contained in this Section 7.6 with respect to employees, officers and directors are included for the sole benefit of the Company and Parent and shall not create any right (i) in any other person, including Plans or any beneficiary thereof or (ii) to continued employment with Parent or any of its affiliates or any continued compensation, employee benefits or other right. Nothing contained herein, whether express or implied, shall be treated as an amendment or modification of any employee benefit plan, program, arrangement or agreement.

7.7. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, in the event of any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) any event or occurrence related to the fact that such Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee, agent, partner or fiduciary of another corporation, partnership, trust, joint venture, employee benefit plan or other entity (a list of the directors and officers of the Company or any of its Subsidiaries who are serving, as of the date of this Agreement, in any such capacity with another corporation, partnership, trust or other enterprise, and a description of the nature of such service, is set forth in Section 7.7(a) of the Company Disclosure Schedule) or (ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, in each case in his or her capacity as a director or officer of the Company or any of its Subsidiaries, whether in any case asserted or arising before or after the Effective Time, Parent shall cause the Surviving Company to indemnify and hold harmless, as and to the fullest extent provided in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party upon receipt of an undertaking, to the extent required by the DGCL, from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative. Any Indemnified Party wishing to claim indemnification under this Section 7.7 (i) upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent in writing thereof, provided, that the failure to so notify shall not affect the obligations of Parent under this Section 7.7 except (and only) to the extent such failure to notify materially prejudices Parent and (ii) shall give Parent or any of its Subsidiaries such information and cooperation as they may reasonably require and as shall be within such Indemnified Party’s power. From and after closing, Parent shall cause the Surviving Company to continue in full force and effect, on the same terms existing on the date of this Agreement, any indemnification agreement in favor of any individual listed on Section 7.7(a) of the Company Disclosure Schedule.

(b) For a period of six (6) years after the Effective Time, Parent shall cause the persons serving as officers and directors of the Company prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy or policies (providing only for Side A coverage for such persons where the existing policies also include Side B or Side C coverage for the Company) maintained by Parent or one of its Subsidiaries (provided, that Parent’s directors’ and officers’ liability insurance policy or policies provide at least the same coverage and amounts containing terms and conditions which are, in the aggregate, not materially less advantageous to such directors and officers of the Company than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company) with respect to claims arising from facts or events that existed or occurred at or prior to the Effective Time. Notwithstanding the foregoing, in no event will Parent be required to expend, in the aggregate and on an annual basis, an amount in excess of 250% of the annual premiums currently paid by the Company for such insurance, which current premiums are set forth in Section 7.7(b) of the Company Disclosure Schedule (the “Insurance Amount”), and if Parent is unable to maintain or obtain the insurance called for by this Section 7.7(b) for an amount per year equal to or less than the Insurance Amount, Parent shall obtain as much comparable insurance as may be available for the Insurance Amount. The provisions of this Section 7.7(b) shall be deemed to have been satisfied if tail policies have been obtained by Parent or by the Company with Parent’s consent (not to be unreasonably withheld), which policies provide the persons covered by the Company’s directors’ and officers’ liability insurance policy immediately prior to the Effective Time with coverage (on terms not materially less favorable than those of the policies in effect as of the date of this Agreement) for a period of not less than six (6) years after the Effective Time with respect to claims arising from facts or events that occurred at or prior to the Effective Time; provided, that such tail policies shall not be obtained at an annual cost that is higher than the Insurance Amount. If such prepaid policies have been obtained by the Company prior to the Effective Time with Parent’s consent, Parent shall maintain such policies in full force and effect and continue to honor all obligations thereunder.

(c) The provisions of this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and personal representatives.

7.8. Advice of Changes. The Company shall promptly advise Parent of any change or event which, individually or in the aggregate with other such changes or events, has or would have a Material Adverse Effect or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VIII or give rise to any right of termination under Article IX unless the underlying breach shall independently constitute such a failure or give rise to such a right.

7.9. Financial Statements and Other Current Information; Revenue Run Rate Reports. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Parent (a) consolidated and consolidating financial statements (including balance sheets, statements of operations and stockholders’ equity) of the Company and each of its

Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period, (c) any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of the Company and (d) in respect of the month of February 2013 and each calendar month thereafter, statements (each report, a “Run Rate Report”) that set forth the Revenue Run Rate as of the last Business Day of such month for the Company and its Subsidiaries with respect to the Assets Under Management of all Clients from or in respect of whom the Company shall have received a Client Consent on or prior to such date, together with reasonable supporting detail with respect to such Run Rate Report. All information furnished by the Company to Parent pursuant to this Section 7.9 shall be held in confidence to the same extent of Parent’s obligations under Section 7.1(b).

7.10. Takeover Laws. If any state takeover Law or similar Law becomes applicable to this Agreement, the Merger, the Voting and Support Agreements or any of the other transactions contemplated by this Agreement or the Voting and Support Agreements, the Company shall use reasonable best efforts to take such actions as necessary so that the Merger and the other transactions contemplated by this Agreement and the Voting and Support Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting and Support Agreements and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting and Support Agreements.

7.11. Stockholder Litigation. The Company shall consult with Parent on a regular basis with respect to, and shall give Parent the opportunity to participate in the defense or settlement of, any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

7.12. Client Consents.

(a) As soon as reasonably practicable following the date hereof, the Company agrees to use its reasonable best efforts to obtain all consents and approvals and/or, if necessary, to enter into new Management Contracts with respect to all Clients, in each case in accordance with, and subject to, the terms of this Section 7.12.

(b) Clients Other than Sub-Advised Funds and Exempt Fund Clients.

(i) With respect to each Client other than a Sub-Advised Fund or an Exempt Fund Client, if consent is required by applicable Law or by the applicable Management Contract for the “assignment” (as defined under the Advisers Act and/or under such Client’s Management Contract, as applicable) or continuation of the Management Contract with such Client resulting from the consummation of the transactions contemplated by this Agreement, as soon as reasonably practicable following the date hereof (and in any event the Company shall cause such notice to be sent within twenty-five (25) Business Days after the date hereof), the Company shall cause the Investment Management Subsidiary to send a notice (each, a “Client Notice”) to such Client, (A) informing such Client of the transactions contemplated by this Agreement which would result in “assignment” (as defined under the Advisers Act and/or under such Client’s Management Contract, as applicable) of such Client’s Management Contract and

(B) either (I) requesting the consent or approval of such “assignment” if Client consent thereto is required under the respective Management Contract or applicable Law or (II) requesting that such Client enter into a new Management Contract (which new Management Contract shall be on terms substantially the same in all material respects to the Management Contract existing between the Investment Management Subsidiary and such Client as of the date of this Agreement with the exception of its effective and termination dates, effective from and after the Effective Time, if such Client’s Management Contract would terminate at the Effective Time.

(ii) The parties hereto agree that, with respect to each Client other than a Sub-Advised Fund or Exempt Fund Client, Client Consent shall be deemed given for all purposes under this Agreement (A) if written consent is expressly required under the respective Management Contract, upon receipt of the written consent requested in the Client Notice or (B) if written consent is not required under applicable Law and the respective Management Contract, (I) upon receipt of a written consent requested in the Client Notice or (II) if no such written consent is received, if 45 days shall have passed since the sending of a written notice (“Negative Consent Notice”) to such Client (which Negative Consent Notice may be included in the Client Notice and which Negative Consent Notice shall be sent as soon as reasonably practicable following the date hereof (and in any event within twenty-five (25) Business Days after the date hereof)) informing such Client: (x) of the intention to complete the transactions contemplated by this Agreement, which will result in an “assignment” (as defined in the Advisers Act) of such Client’s Management Contract; (y) of the intention of the Investment Management Subsidiary to continue to provide advisory services pursuant to the existing Management Contract with such Client after the Effective Time if such Client does not terminate such agreement prior to the Effective Time; and (z) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least 45 days after the sending of the Negative Consent Notice without terminating its Management Contract; provided that, in any case under clauses (A) or (B), no consent shall be deemed to have been given for any purpose under this Agreement if at any time prior to the Effective Time such Client notifies the Company or the Investment Management Subsidiary orally or in writing that such Client has not so consented or has terminated or intends to terminate, its Management Contract, (and such notice is not withdrawn or superseded in writing by such Client).

(c) Sub-Advised Funds. The Company shall, as promptly as reasonably practicable after the date hereof, use reasonable best efforts to obtain (1) the Fund Board Approvals and (2) except in the case of an Exempt Sub-Advised Fund, the approval of the shareholders of each Sub-Advised Fund, in each case pursuant to the provisions of the Investment Company Act applicable thereto, of the new Management Contract (which new Management Contract shall be on terms substantially the same in all material respects to the Management Contract existing between the Investment Management Subsidiary and such Client as of the date of this Agreement with the exception of its effective and termination dates or otherwise acceptable to Parent) for such Sub-Advised Fund approved by the applicable Sub-Advised Fund Board. Without limiting the foregoing, subject in each case to requirements of applicable Law:

(i) With respect to each Sub-Advised Fund (other than an Exempt Sub-Advised Fund in the case of clauses (B), (C) and (D) below) and the Sub-Advised Fund Board thereof, the Company shall use its reasonable best efforts, (A) to obtain, as promptly as reasonably practicable following the date of this Agreement, the Fund Board Approval from such Sub-Advised Fund Board (and, except in respect of an Exempt Sub-Advised Fund, the agreement of such Sub-Advised Fund Board to recommend that the shareholders of such Sub-Advised Fund approve) a new Management Contract (which new Management Contract shall be on terms substantially the same in all material respects to the Management Contract existing between the Investment Management Subsidiary and such Client as of the date of this Agreement, with the exception of its effective and termination dates or otherwise acceptable to Parent); (B) to cause, as promptly as reasonably practicable following receipt of the approval and recommendation described in clause (A) above, such Sub-Advised Fund Board to call a meeting of the shareholders of such Sub-Advised Fund to be held as promptly as reasonably practicable for the purpose of voting upon a proposal to approve (in the requisite manner) such new Management Contract; (C) to prepare and to file (or to cause to be prepared and filed) with the SEC and all other applicable Governmental Entities, as promptly as reasonably practicable following receipt of the approval and recommendation described in clause (A) above, all proxy solicitation materials required to be distributed to the shareholders of such Sub-Advised Fund with respect to the actions recommended for shareholder approval by such Sub-Advised Fund Board and to mail (or to cause to be mailed) such proxy solicitation materials as promptly as reasonably practicable after clearance thereof by the SEC (if applicable); and (D) to cause such Sub-Advised Fund Board to submit, as promptly as practicable following the mailing of the proxy materials, to the shareholders of such Sub-Advised Fund for a vote at a shareholders meeting the proposal described in clause (B) above.

(ii) The parties hereto agree that a Sub-Advised Fund shall be deemed to have consented for all purposes under this Agreement to the transactions contemplated hereby and the continued management of such Sub-Advised Fund by the Investment Management Subsidiary following the Effective Time if the applicable Fund Board Approval is obtained and, except in the case of an Exempt Sub-Advised Fund, requisite approval is obtained from the shareholders of such Sub-Advised Fund in the manner contemplated by Section 7.12(c)(i), unless at any time prior to the Closing the respective Sub-Advised Fund Board notifies the Company in writing or orally that such Sub-Advised Fund has terminated or intends to terminate its Management Contract (and such notice is not withdrawn or superseded in writing by such Sub-Advised Fund Board).

(iii) In the event that approval of the shareholders of a Sub-Advised Fund (other than an Exempt Sub-Advised Fund) of the applicable new Management Contract is not obtained by the Effective Time, the Company and its Subsidiaries shall use reasonable best efforts to cause such Sub-Advised Fund Board to approve, in conformity with Rule 15a-4 under the Investment Company Act, an interim Management Contract for the applicable Sub-Advised Fund to be effective immediately following the Effective Time. For the avoidance of doubt, entry by a Client into an “interim contract” pursuant to Rule 15a-4 under the Investment Company Act shall not be considered a Client Consent for purposes of this Agreement until such time as the applicable Fund Board Approval has been obtained and (except in the case of an Exempt Sub-Advised Fund) the applicable new Management Contract described in Section 7.12(c)(i) has been approved by the shareholders of such Sub-Advised Fund.

(iv) The Company agrees that the information provided by it or its Subsidiaries (or on its or their behalf) in writing specifically for inclusion in the proxy materials to be furnished to the shareholders of any Sub-Advised Fund (other than information that is or will be provided by or on behalf of Parent or its affiliates or any other third party specifically for inclusion in such proxy materials) will not contain, as of the date of such proxy materials, any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent agrees that the information provided by it or its affiliates (or on its behalf) in writing specifically for inclusion in the proxy materials to be furnished to the shareholders of any Sub-Advised Fund will not contain, as of the date of such proxy materials, any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company and Parent shall have the right to review in advance and to approve (such approval not to be unreasonably withheld) all the information relating to it or its affiliates proposed to appear in (A) any proxy statement or any amendment or supplement thereto submitted to the SEC or such other applicable Governmental Authority in connection with the approvals contemplated by this Section 7.12 or (B) any other materials sent or made available to the shareholders of any Sub-Advised Fund in connection with such approvals.

(d) Approval of Exempt Fund Clients. As soon as reasonably practicable following the date hereof (and in any event within twenty-five (25) Business Days after the date hereof), the Company and its Subsidiaries, as appropriate, shall send a notice to each investor in each Exempt Fund Client (each, an “Exempt Fund Client Investor”), (i) informing each such Exempt Fund Client Investor of the transactions contemplated by this Agreement which would result in the “assignment” (as defined under the Advisers Act or such Management Contract) of such Exempt Fund Client’s Management Contract and (ii) requesting the consent of such Exempt Fund Client Investor to such “assignment.” The parties hereto agree that, with respect to each Exempt Fund Client, Client Consent shall be deemed given for all purposes under this Agreement if (I) the written consent of the Exempt Fund Client Investors of such Exempt Fund Client representing more than 50% of the total capital accounts of all Exempt Fund Client Investors in such Exempt Fund Client has been obtained (and has not been withdrawn or superseded) or (II) if no such written consent is obtained, if written notice has been sent to the Exempt Fund Client Investors in such Exempt Fund Client (which notice may be included in the notice referred to in the first sentence of this Section 7.12(d)) informing such Exempt Fund Client Investors: (x) of the intention to complete the transactions contemplated by this Agreement, (y) of the intention of the Investment Management Subsidiary to continue to provide advisory services to the Exempt Fund Client after the Effective Time and (z) explaining that each Exempt Fund Client Investor that does not object to the assignment of the applicable Management Contract within 45 days following delivery of such notice will be deemed to have consented to such assignment; provided that, in any case, no consent shall be deemed to have been given for any purpose under this Agreement in respect of an Exempt Fund Client if at any time prior to the Closing Exempt Fund Client Investors in such Exempt Fund Client representing more than 50% of the total capital accounts of all Exempt Fund Client Investors in such Exempt Client Fund notify the Company orally or in writing that they have not so consented (and such notice is not withdrawn or superseded in writing by such Exempt Fund Client Investors). Notwithstanding the foregoing, the Assets Under Management for any Exempt Fund Client shall exclude the Assets Under Management with respect to any Exempt Fund Client Investor who has at any time prior to the Effective Time notified the Company or the Investment Management

Subsidiary orally or in writing that such Exempt Fund Client Investor has not so consented or has terminated or intends to terminate, its account (and such notice is not withdrawn or superseded in writing by such Exempt Fund Client Investor).

(e) UCITS. The Company shall use its reasonable best efforts to obtain, as promptly as practicable following the later of (x) the date of this Agreement and (y) the launch of any UCITS, any approvals in respect of a UCITS for the continuation of its Management Contract in connection with the transactions contemplated hereby if and to the extent required by the terms of such Management Contract and/or applicable Law. The parties hereto agree that a UCITS shall be deemed to have consented for all purposes under this Agreement to the transactions contemplated hereby and the continued management of such UCITS by the Company or the applicable Subsidiary following the Closing if continued management of such UCITS by such person following the Closing has been approved in accordance with the immediately preceding sentence.

(f) Parent and Merger Sub shall, and shall cause their affiliates to, cooperate with the Company and furnish to the Company such reasonably necessary information and reasonable assistance as the Company may reasonably request in connection with seeking all Client consents pursuant to this Agreement. The Company shall use reasonable efforts to cause to be amended in the manner set forth in Section 7.12(f) of the Company Disclosure Schedule the Contracts set forth on such schedule.

(g) In connection with obtaining Client Consents under this Section 7.12, the Company shall deliver (or cause to be delivered) drafts of all consent materials prepared by the Company or its Subsidiaries to Parent a reasonable time prior to the mailing or distribution of such documents to any Client in order to afford Parent an opportunity to review and comment on such documents. The forms of all such consent materials shall be subject to the approval of Parent (not to be unreasonably withheld or delayed).

(h) Notwithstanding anything herein to the contrary, prior to the Closing, without the prior written consent of the Company (which shall not be unreasonably withheld), other than for communications made by Parent or its affiliates in connection with their ordinary course of business or investor relations activities neither Parent nor Merger Sub shall, directly or indirectly, knowingly contact or communicate with any Client, any shareholder of a Sub-Advised Fund, any Exempt Fund Client Investor or any member of any Sub-Advised Fund Board specifically regarding the transactions contemplated by this Agreement; provided that the consent of the Company pursuant to the foregoing sentence shall not be required in connection with any responses or communications by Parent or Merger Sub or any of their affiliates to any Sub-Advised Fund Board specifically regarding the transactions contemplated by this Agreement (in each case which responses and communications are also promptly provided to the Company) in connection with any requests directed to Parent or Merger Sub relating to the approval by such Sub-Advised Fund Board pursuant to the provisions of Section 15 of the Investment Company Act.

(i) In connection with obtaining Client Consents under this Section 7.12, each party shall keep the others reasonably informed of the status thereof and the Company shall promptly advise Parent as promptly as practicable if any Client notifies the Company or the Investment Management Subsidiary (or, in the case of a Client which is a Sub-Advised Fund, if the advisor or manager thereof notifies the Company or the Investment Management Subsidiary) orally or in writing that such Client (or the relevant Sub-Advised Fund Board) has not so consented or has terminated, or intends to terminate, its Management Contract, intends to put its account up for bid or intends to materially reduce its investment relationship with the Company or the Investment Management Subsidiary.

7.13. NASDAQ Delisting. The Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NASDAQ to cause the shares of Common Stock to no longer be listed or quoted on NASDAQ as promptly as practicable after the Effective Time and to be deregistered under the Exchange Act as soon as practicable following such delisting.

7.14. Section 16 Matters. Prior to the Effective Time, the Company may take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act. Prior to taking the actions required by this Section 7.14, the Company will provide Parent copies of any resolutions or other documentation with respect to such actions and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent.

7.15. Section 15(f).

(a) Parent and Merger Sub acknowledge that the Company is entering into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. Parent and Merger Sub shall not take, and shall use reasonable best efforts to cause their respective affiliates not to take any action that would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of the transactions contemplated by this Agreement with respect to the Sub-Advised Funds. In that regard, Parent and Merger Sub shall conduct their business, and shall use their reasonable best efforts to cause each of their affiliates to conduct their businesses, so as to assure that for a period of not less than three years after the Effective Time, no “interested person” (within the meaning of Section 2(a)(19) of the Investment Company Act) of Parent, Merger Sub or any of their affiliates becomes a member of the board of directors or trustees of such Sub-Advised Funds if doing so would cause less than 75% of the members of the boards of directors or trustees of each such Sub-Advised Fund not to be (A) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of an investment adviser (within the meaning of Section 2(a)(20) of the Investment Company Act) of such investment company after the Effective Time or (B) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of an investment adviser (within the meaning of Section 2(a)(20) of the Investment Company Act) of such investment company immediately prior to the Effective Time.

(b) For a period of three years from the Effective Time, Parent and Merger Sub shall use commercially reasonable efforts not to engage, and shall use commercially reasonable efforts to cause the Company and its Subsidiaries not to engage, in any transaction that would constitute an “assignment” (as defined in the Investment Company Act) to a third party of any Management Contract between (i) the Company or any of its Subsidiaries and (ii) any such Sub-Advised Fund as of the Effective Time without first obtaining a covenant in all material respects the same as that contained in this Section 7.15; provided that the foregoing shall not apply in the event that Section 15(f) of the Investment Company Act no longer applies to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the covenants of the parties hereto contained in this Section 7.15 are intended only for the benefit of such parties and for no other Person.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or (to the extent permitted by applicable Law) waiver by such party at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval in connection with the adoption of this Agreement.

(b) Requisite Regulatory Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated (the “HSR Condition”) and all other regulatory approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration and termination of all such waiting periods, together with the HSR Condition, being referred to herein as the “Requisite Regulatory Approvals”).

(c) No Injunctions or Restraints; Illegality. No injunction, writ, order, award, judgment, settlement or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

8.2. Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.2(a) and in clause (i) of Section 4.8 shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of and as though made on the Closing Date, except for any failures of any representations and warranties in Section 4.2(a) that, individually or in the aggregate, are de minimis in nature and amount, (ii) the representations and warranties contained in Section 4.1, Section 4.2(d) and Section 4.3 shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of and as though made on the Closing Date

(except to the extent any such representations and warranties expressly relate to a specified date prior to the date of this Agreement, which need only be true and correct as of such specified date) and (iii) the other representations and warranties of the Company contained herein shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (in each case without giving effect to any Material Adverse Effect or other materiality qualifications or limitations contained therein) (except to the extent any such representations and warranties expressly relate to a specified date prior to the date of this Agreement, which need only be true and correct as of such specified date), except, for purposes of this clause (iii), for any failures of such representations and warranties to be so true and correct to the extent that such failures have not had and would not have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(c) Closing Client Run Rate. The Closing Client Run Rate shall be at least eighty percent (80%) of the Base Client Run Rate. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

8.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained herein shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (in each case without giving effect to any Parent Material Adverse Effect or other materiality qualifications or limitations contained therein) (except to the extent any such representations and warranties expressly relate to a specified date prior to the date of this Agreement, which need only be true and correct as of such specified date), except for any failures of such representations and warranties to be so true and correct to the extent that such failures have not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf Parent by an executive officer of Parent to the foregoing effect.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual consent of Parent and the Company in a written instrument;

(b) by either Parent or the Company if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied such approval and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either Parent or the Company if the Effective Time shall not have occurred on or before October 6, 2013 (the “End Date”), unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VIII hereof;

(e) by either Parent or the Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof;

(f) by Parent if (i) the Company Board shall have failed to (A) recommend the Merger and the adoption of this Agreement by the stockholders of the Company (including failure by the Company to include in the Proxy Statement when mailed the Company Recommendation), or shall have effected a Change in Company Recommendation (or shall have resolved to do so), whether or not permitted under this Agreement or (B) reaffirm the Company Recommendation within ten (10) Business Days following receipt of a written request by Parent to provide such reaffirmation following receipt by the Company of an Acquisition Proposal, (ii) the Company shall have materially breached the terms of Section 7.4 in any respect adverse to Parent, or (iii) the Company shall have materially breached its obligations under Section 7.2 by failing to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with Section 7.2;

(g) by Parent if a tender offer or exchange offer for 20% or more of the outstanding shares of Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Company Board, whether or not permitted to do so under this Agreement, recommends that the stockholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or

(h) by the Company prior to obtaining the Company Stockholder Approval, but not after, if (1) the Company has not breached its obligations under Section 7.4 in any material respect, (2) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, including Section 7.4(b), to enter into a binding definitive agreement to effect a transaction constituting a Superior Proposal, (3) the Company prior to or concurrently with such termination pays to Parent in immediately available funds the Termination Payment and (4) the Company enters into such binding definitive agreement substantially concurrently with such termination.

9.2. Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.1(b) and this 9.2, and Article X, shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent, Merger Sub, nor the Company shall be relieved or released from any liabilities or damages arising out of its “willful and material breach” of any provision of this Agreement; provided that in no event shall any party hereto be liable for any punitive damages. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act it is required to take under this Agreement, with the actual knowledge that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement.

(b) The Company shall pay Parent or its designee (as consideration for termination of Parent’s rights under this Agreement), by wire transfer of immediately available funds, the sum of $20,000,000 (the “Termination Payment”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by (1) Parent pursuant to Section 9.1(f) or Section 9.1(g) or (2) the Company pursuant to Section 9.1(h), then the Company shall pay to Parent the entire Termination Payment (A) on the second (2nd) Business Day following such termination, in the case of termination referred to in the immediately preceding clause (1) and (B) prior to or concurrent with the termination, in the case of termination referred to in the immediately preceding clause (2); and

(ii) if this Agreement is terminated by (A) by either Parent or the Company pursuant to Section 9.1(c) or Section 9.1(e) or (B) Parent pursuant to Section 9.1(d), and in any such case an Acquisition Proposal with respect to the Company shall have been publicly announced or (for purposes of any termination pursuant to Section 9.1(c) or Section 9.1(d)) otherwise communicated or made known to the senior management or the Company Board (or any person shall have publicly announced, or (for purposes of any termination pursuant to Section 9.1(c) or Section 9.1(d)) otherwise communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement, and if within 15 months of such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, the Company Board or the Company approves, or recommends to its stockholders, or the Company or any of its Subsidiaries consummates any transaction contemplated by, any Acquisition Proposal (in each case regardless of whether such Acquisition Proposal was made or consummated before or after the termination of this Agreement), then the Company shall pay the Termination Payment to Parent or its designee on the date of such execution or consummation, provided, however, that solely for the purpose of this clause (ii), all references in the definition of Acquisition Proposal to “20% or more” shall instead refer to “50% or more”.

(c) Any Termination Payment or portion thereof that becomes payable pursuant to Section 9.2(b) shall be paid by wire transfer of immediately available funds to an account designated by Parent. The parties agree and understand that in no event shall the Company be required to pay the Termination Payment on more than one occasion. Notwithstanding anything to the contrary in this Agreement, if Parent receives the Termination Payment from the Company pursuant to this Article IX, such payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and the Company shall not have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided that the foregoing limitation shall not apply to any willful and material breach of this Agreement by the Company.

(d) The Company and Parent agree that the agreements contained in Section 9.2(b) are integral parts of the transactions contemplated by this Agreement, and that such amounts do not constitute a penalty. If the Company fails to pay Parent the amounts due under such sections within the time periods specified in such sections, the Company shall pay the out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

9.3. Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

10.2. Expenses. Except as provided in Section 9.2 hereof, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expense whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing of the Proxy Statement and in connection with notices or other filings with any Governmental Entities under any Laws shall be shared equally by Parent and the Company. For the avoidance of doubt, the costs and expenses incurred in connection with any proxy solicitation required pursuant to Section 7.12 shall be paid by the Company.

10.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile (upon confirmation of receipt) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	if to Parent or Merger Sub, to:

The Toronto-Dominion Bank

66 Wellington Street West, TD Tower, 4th Floor

Toronto, Ontario, Canada M5K 1A2

Attn: General Counsel

Fax:  (416) 308-1943

with copies to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn: Lee A. Meyerson

Fax:  (212) 455-2502

(b)	if to the Company, to:

Epoch Holding Corporation

640 Fifth Avenue, 19th Floor

New York, NY 10019

Attn:  Timothy T. Taussig

Fax:   (212) 937-1930

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn:   Ralph Arditi

           Sean C. Doyle

Fax:    (212) 735-2000

10.4. Certain Definitions. For purposes of this Agreement:

“affiliate” means (unless otherwise specified), with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Assets Under Management” means, with respect to each account of each Client, as of any date, the aggregate amount, expressed in U.S. dollars, of assets under management by the Company and the Investment Management Subsidiary in such account for such Client as of such date, provided that:

(A) additions and contributions shall be taken into account when actually funded, and withdrawals, redemptions and repurchases shall be taken into account upon the earlier of when notice of such withdrawals, redemptions and repurchases is provided to the Company or its Subsidiaries, as applicable, or when they are actually funded out of such account;

(B) any assets under management for any account for which the person in question or an affiliate acts as investment adviser and sub-adviser shall be counted only once; and

(C) any assets under management for any set of accounts one of which invests in the other shall be counted only once if the person in question or an affiliate acts as investment adviser or subadviser to both.

For purposes of calculating the Revenue Run Rate as of any calculation date, “Assets Under Management” (x) means, in the case of a person who was a Client as of the Base Date, the aggregate amount, expressed in U.S. dollars, of Assets Under Management for such Client as of the Base Date, adjusted to give effect, in accordance with the terms set forth in the immediately preceding clauses (A), (B) and (C), to any additions, contributions, withdrawals, redemptions and repurchases that occur following the Base Date and on or prior to the applicable calculation date, (y) means, in the case of a person who was not a Client as of the Base Date, the aggregate amount, expressed in U.S. dollars, of Assets Under Management for such Client as of the date that such person became a Client, adjusted to give effect, in accordance with the terms set forth in the immediately preceding clauses (A), (B) and (C), to any additions, contributions, withdrawals, redemptions and repurchases that occur following the date such person became a Client and on or prior to the calculation date and (z) is intended (1) to exclude any increase or decrease in assets under management solely resulting from market appreciation or depreciation or currency fluctuations (in the case of Assets Under Management that are denominated in a currency other than U.S. dollars) following the Base Date and (2) to be reduced to the extent of any distributions of interest, dividends, income or capital gains from any account that are not reinvested in any account with the Company or the Investment Management Subsidiary.

“Base Client Run Rate” means $101,705,646.

“Base Date” means November 30, 2012.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking organizations in New York, New York, U.S.A. or Toronto, Ontario, Canada are required or authorized by Law to be closed.

“Client” means each person with respect to whom the Company or any of its Subsidiaries provides Investment Management Services, which for the avoidance of doubt shall not include the investors in any Fund.

“Client Consent” means the consent or deemed consent of a Client in accordance with Section 7.12(b), 7.12(c)(i) -7.12(c)(ii), 7.12(d) or 7.12(e) (as applicable); provided that Client Consent shall be deemed not to have been obtained with respect to a particular account of a Client if (x) such Client’s Management Contract in respect of such account would terminate as of a result of the “assignment” (as defined in the Advisers Act) of such Contract in connection with the transactions contemplated by this Agreement, or the consent or approval of such Client is otherwise required for such “assignment” and (y) the fee rate in respect of such new Management Contract (or of any amendments or other modifications to such Client’s Management Contract in connection with such consent or approval) would represent a reduction in the fee rate in respect of such account as compared to the fee rate in effect as of the date hereof in excess of the amount set forth on Section 7.12 of the Company Disclosure Schedule.

“Closing Client Run Rate” means the aggregate Revenue Run Rate as of the fifth Business Day prior to the Closing Date for the Company and its Subsidiaries with respect to the Assets Under Management of all Clients (other than Clients from or in respect of whom the Company shall not have received Client Consent on or prior to such fifth Business Day prior to the Closing Date).

“control” with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Excluded Client” means a Client designated as an “Excluded Client” on the Base Client Run Rate Schedule.

“Exempt Fund Client” means each Client that is a pooled investment vehicle for which the Company or one of its Subsidiaries acts as investment advisor and as general partner, managing member or sponsor other than any Public Fund.

“Exempt Sub-Advised Fund” shall mean a Sub-Advised Fund that has obtained (or whose investment adviser has obtained) exemptive relief from the SEC that renders shareholder approval of a new Management Contract for such Sub-Advised Fund unnecessary in connection with the transactions contemplated by this Agreement.

“Funds” shall mean the Exempt Fund Clients and the Public Funds.

“Fund Board Approval” means, with respect to a Client that is a Sub-Advised Fund, the approval by the applicable Sub-Advised Fund Board of a new sub-advisory agreement to be in effect with the Company or the Investment Management Subsidiary from and after the Effective Time on terms substantially the same in all material respects to the Management Contract existing between the Investment Management Subsidiary and such Client as of the date of this Agreement with the exception of its effective and termination dates or otherwise acceptable to Parent; provided, however, that no such approval shall be deemed to have been given if prior to the Effective Time the Sub-Advised Fund Board notifies the Company or the Investment Management Subsidiary in writing or orally that it has not so approved or has terminated, or intends to terminate, the relevant Management Contract. For the avoidance of doubt, subject to Section 7.12(c)(iii), entry by a Client into an “interim contract” pursuant to Rule 15a-4 under the Investment Company Act shall not be considered Fund Board Approval for purposes of calculating the Closing Client Run Rate.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Management Services” means any services which involve (a) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds) for compensation, (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds) for compensation or (c) otherwise acting as an “investment adviser” within the meaning of the Advisers Act.

“Investment Management Subsidiary” means Epoch Investment Partners, Inc.

“Management Contract” means each investment management, advisory or sub-advisory Contract of the Company or any of its Subsidiaries (and any amendments, waivers, modifications or renewals thereof).

“Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, (x) has or would be reasonably expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (y) that prevents or materially delays or materially impairs, or that would reasonably be expected to prevent, materially delay or materially impair, the Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred pursuant to clause (x) above, there shall be excluded any effect on the Company and its Subsidiaries to the extent caused by, resulting from or relating to (i) any change after the date of this Agreement in Laws, rules or regulations of general applicability or published interpretations thereof by courts or governmental authorities or in U.S. generally accepted accounting principles (“U.S. GAAP”), (ii) the announcement of this Agreement or the transactions contemplated hereby, including the identity of Parent and any announced plans or intentions of Parent with respect to the Company or the business of the Company and its Subsidiaries following the Closing; (iii) any changes after the date of this Agreement in general economic conditions or in prevailing interest rates, currency exchange rates or the financial or capital markets (including changes in securities trading prices and volumes) generally affecting the investment management industry; (iv) the failure by the Company and its Subsidiaries to meet internal projections or forecasts or published revenue or earnings predictions for any period ending on or after the date of this Agreement (but not the underlying reasons therefore or causes thereof); (v) hurricanes, earthquakes, floods or other natural disasters; (vi) actions taken, or failure to take any action, which Parent has requested in writing; (vii) the commencement of a war, armed hostilities or acts of terrorism; or (viii) any termination of Client accounts or Management Contracts or reduction in Assets Under Management or the Revenue Run Rate of any Client account (but not the underlying reasons therefore or causes thereof); provided, that the effect of such changes described in clauses (iii), (v) or (vii) shall not be excluded to the extent of the disproportionate impact, if any, they have on the Company and its Subsidiaries (relative to other companies their industry).

“Materials of Environmental Concern” shall mean any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.

“Parent Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences prevents or materially delays or materially impairs, or that would reasonably be expected to prevent, materially delay or materially impair, Parent’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

“Public Fund” means each Sub-Advised Fund and each UCITS.

“Revenue Run Rate” means, with respect to any account of any Client, as of any date, the aggregate annualized investment advisory, investment management and sub-advisory fees for such account payable to the Company or any of its Subsidiaries as of such date, determined by multiplying the Assets Under Management for such account of such Client as of such date by the applicable annual fee rate under the applicable Management Contract at such date. For purposes of this definition, the “applicable annual fee rate” for each account shall not include the effect of any performance-based, incentive or similar fees (including any carried interest or profits interest) or adjustments thereto, and shall be net of any then applicable fee or expense waiver, cap, reimbursement, rebate or similar offset, any administration, shareholder servicing fees or expenses or any 12b-1, distribution or sales or other such fees in connection with such account (including any such amount deducted directly by or on behalf of a Client from the fee otherwise payable by such Client to the Company or any of its Subsidiaries under the applicable Management Contract) and shall be net of any subadvisory (or similar) fee paid to any person other than the Company or one of its Subsidiaries. The calculation of the applicable annual fee rates used in the Closing Client Run Rate shall be made in a manner consistent with the methodologies used for the calculation of the applicable annual fee rates used in the Base Client Run Rate.

“Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity (i) of which such person or a subsidiary of such person is a general partner or managing member or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person and/or one or more subsidiaries thereof; provided, that no Fund or controlled affiliate thereof shall be deemed to be a Subsidiary of the Company.

“Sub-Advised Fund” means each investment company (within the meaning of the Investment Company Act) (or series thereof) registered under the Investment Company Act for which the Company or any of its Subsidiaries acts as an investment sub-adviser.

“Sub-Advised Fund Board” means the board of directors or trustees or comparable body (as applicable) of a Sub-Advised Fund.

“UCITS” shall mean a collective investment scheme governed by the regulations on Undertakings for the Collective Investment of Transferable Securities for which the Company or one of its Subsidiaries acts as investment advisor and sponsor.

10.5. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “person” as used in this Agreement shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, government or any agency or political subdivision thereof, or any other entity or any group (as defined in Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, all references to “dollars” or “$” are to United States dollars. The term “knowledge”, when used in this Agreement means, with respect to the Company, the actual knowledge, after due inquiry, of the individuals set forth in Section 10.5 of the Company Disclosure Schedule

10.6. Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.7. Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement to the extent provided in Section 7.1(b).

10.8. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. (a) This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

(b) Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, of any Delaware state or federal court within the State of Delaware), in the event any dispute arises out of this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) except as set forth below, agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware state or federal courts within the State of Delaware, as described above.

(c) Each of Parent, Merger Sub and the Company irrevocably consents to the service of process out of any of the aforementioned courts in any such action, suit or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 10.3, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(d) EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

10.9. Specific Performance. Each of Parent, Merger Sub and the Company agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that Parent, Merger Sub and the Company shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 10.8 above, this being in addition to any other remedy to which they are entitled at law or in equity.

10.10. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

10.11. Publicity. Parent and the Company shall consult with each other before issuing any press release with respect to this Agreement, the Merger or the other transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by Law or the rules and regulations of NASDAQ, the New York Stock Exchange or the Toronto Stock Exchange. Without limiting the reach of the preceding sentence, Parent and the Company shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, the Company and its Subsidiaries shall, subject to Section 7.12, (a) consult with Parent regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby and (b) provide Parent with stockholder lists of the Company from time to time as requested by Parent.

10.12. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party, except that Parent and Merger Sub may assign all or any of its rights and obligations hereunder to any affiliate without the prior written consent of the Company; provided, that no such assignment shall change the amount or nature of the Merger Consideration or relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise set forth in the provisions of (A) Articles I and II (which, from and after, the Effective Time (but not unless the Effective Time occurs), shall be for the benefit of holders of Shares, Company Options and Company Restricted Shares) and (B) Section 7.7 (which, from and after the Effective Time (but not unless the Effective Time occurs), shall be for the benefit of the Indemnified Parties), hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.13. Construction. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

THE TORONTO-DOMINION BANK

By:	/s/ Stephen Boyle
	Name:	Stephen Boyle
	Title:	Executive Vice President

EMPIRE MERGER SUB, INC.

By:	/s/ Stephen Boyle
	Name:	Stephen Boyle
	Title:	Treasurer

EPOCH HOLDING CORPORATION

By:	/s/ William W. Priest
	Name:	William W. Priest
	Title:	CEO

ANNEX I

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EPOCH HOLDING CORPORATION

THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Epoch Holding Corporation.

SECOND: The name and address of the registered agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 61,000,000 (SIXTY-ONE MILLION), all of which shares shall be Common Stock having a par value per share of $0.01.

FIFTH: The name and mailing address of the incorporator is Michael Juhlin, c/o Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017.

SIXTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this certificate of incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SEVENTH: (a) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

(b) Except as may otherwise be specifically provided in this Certificate of Incorporation, no provision of this Certificate of Incorporation is intended by the Corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the General Corporation Law of the State of Delaware upon the

Corporation, upon its stockholders, bondholders and security holders, and upon its directors, officers and other corporate personnel, including, in particular, the power of the Corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the General Corporation Law of the State of Delaware and the defined and prescribed rights of said persons to indemnification as the same are conferred under the General Corporation Law of the State of Delaware. The Corporation shall, to the fullest extent permitted by the laws of the State of Delaware, including, but not limited to Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all directors and officers of the Corporation and may, in the discretion of the board of directors, indemnify any and all other persons whom it shall have power to indemnify under said Section or otherwise under Delaware law from and against any and all of the expenses, liabilities or other matters referred to or covered by said Section. The indemnification provisions contained in the General Corporation Law of the State of Delaware shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, resolution of stockholders or disinterested directors, or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent, both as to action in his official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such person.